SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARMSTRONG WORLD INDUSTRIES, INC.

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ARMSTRONG WORLD INDUSTRIES, INC.
2500 COLUMBIA AVE., LANCASTER, PA 17603
P.O. BOX 3001, LANCASTER, PA 17604
www.armstrong.com

Thomas M. Armstrong Founder 1860

April 24, 2013

2013 ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholders:

We look forward to your attendance virtually via the Internet, in person, or by proxy at the 2013 Armstrong World Industries, Inc. Annual Shareholders’ Meeting. We will hold the meeting at 8:00 a.m. Eastern Time on Friday, June 21, 2013.

Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting. Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

James J. O’Connor

Chairman of the Board

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:00 a.m. Eastern Time on Friday, June 21, 2013

ATTENDANCE	Online at www.virtualshareholdermeeting.com/awi, or in person at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603

RECORD DATE	April 8, 2013

AGENDA

ITEMS	BOARD RECOMMENDATION
1. Election of the 12 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE

2. Ratification of selection of KPMG LLP as our independent registered public accounting firm for 2013	FOR

HOW TO VOTE

•	Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet or in person.

•

Your broker will not be able to vote your shares with respect to the election of directors and the ratification of our auditors unless you have given your broker specific instructions to do so. We strongly encourage you to vote.

•	You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.

•	See “ADDITIONAL MEETING INFORMATION” on page 57 of this proxy statement for further information.

ATTENDING THE MEETING

via the Internet:	in person:

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at: www.virtualshareholdermeeting.com/awi.

Shareholders may vote and submit questions while attending the meeting on the Internet.

Proof of Armstrong World Industries, Inc. stock ownership and photo identification will be required to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 21, 2013: The Notice of Annual Meeting, this Proxy Statement and the Company’s 2012 Annual Report are available at www.proxyvote.com.

2013 PROXY STATEMENT SUMMARY INFORMATION

The following is only a summary of information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

OUR BUSINESS

Armstrong World Industries, Inc. (“we,” “our,” “us,” “Armstrong,” and the “Company”) is a global leader in the design and manufacture of floors and ceilings. As of December 31, 2012, we operated 32 plants in eight countries and had approximately 8,500 employees worldwide. For more information about our business, please see the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013.

2012 BUSINESS HIGHLIGHTS

Financial Performance

The financial metrics that the Management Development and Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board”) used to measure and compensate annual performance in 2012 were: earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow (“FCF”). On a continuing operations basis, we earned $400.1 million in adjusted EBITDA on sales of $2.6 billion, an increase of $26 million, or 7%, over 2011, despite global volume declines of 3.5%. This 15.3% EBITDA margin represented a record for us since our emergence from Chapter 11 in 2006 (“Emergence”). We achieved $89 million of FCF, which was lower than 2011, primarily due to higher capital expenditures and changes in working capital. The Compensation Committee measures and compensates long-term performance based on improvements in return on invested capital (“ROIC”). In 2012, our unadjusted ROIC, on a continuing operations basis, was 9.8%, an increase of 220 basis points over 2011 and a record since Emergence. Please refer to Annex A for a reconciliation of the Adjusted EBITDA and FCF amounts to U.S. generally accepted accounting principles (“GAAP”).

Operations

We made significant progress with respect to several strategic operational initiatives. During 2012 we:

•	received approval to build, and began construction of, our first mineral fiber ceilings plant in Russia;

•	continued construction of three plants in China: a homogeneous flooring plant (completed March 2013), a heterogeneous flooring plant, and a ceilings plant (completed March 2013);

•	completed construction of our mineral wool ceilings plant in Millwood, West Virginia; and

•	opened a ceiling distribution center in Russia, allowing customers to buy directly from us.

Corporate Transactions

We took several actions within our control to drive profitable growth and create shareholder value. During 2012, we:

•	refinanced our credit facility, extended maturities, and raised $250 million of additional debt;

•	paid a special cash dividend of $500 million ($8.55 per share) to our shareholders;

•	exited non-core businesses through the divestitures of our cabinets and wood floor distribution businesses; and

•	delivered the remaining $50 million of our $200 million cost reduction program.

2012 CORPORATE GOVERNANCE HIGHLIGHTS

Our Board oversees and counsels management consistent with the best interests of the Company and our shareholders. In 2012, our Board was actively engaged in business strategy development, risk oversight and succession planning. In addition, during 2012:

•	all but one of our directors, our Chief Executive Officer (“CEO”), were considered “independent” under New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Principles;

•

only directors who met the heightened standards of independence imposed by us under our Amended and Restated Articles of Incorporation (“Articles”) and Bylaws served on the Board’s three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee (the “Governance Committee”); and each member of our Audit Committee and Compensation Committee also meet the applicable heightened independence requirements under the NYSE listing standards; and

•	all of our directors attended at least 75% of the meetings of the Board and the standing committees on which they served during 2012; and average attendance of all directors during 2012 was 96%.

2012 EXECUTIVE COMPENSATION HIGHLIGHTS

With continued stability at the named executive officer (“NEO” or “Named Executive Officer”) level, as well as other direct reports to the CEO, the Compensation Committee did not make any significant changes to executive compensation design or increase the base salaries of the NEOs in 2012. The Compensation Committee again determined that EBITDA and FCF were the most suitable metrics for measuring and compensating annual performance. The Compensation Committee also determined that a mix of non-qualified stock options and performance-based restricted stock units (weighted 60% and 40%, respectively) continued to be appropriate for long-term incentive compensation awards to the NEOs, and maintained ROIC as the performance metric to determine achievement for the latter. Notwithstanding the achievements described above, our 2012 results were below the applicable Management Achievement Plan (“MAP”) target levels and resulted in payouts of 64% of target for Messrs. Espe, Mangas, Grizzle and Maier, and 69% of target for Mr. Ready. The table below summarizes total direct compensation awarded to our NEOs during 2012.

Named Executive Officer	2012 Base Salary	2012 Annual Incentive Award	2012 Long-Term Incentive Award Value[1]		Total Direct Compensation
Matthew J. Espe	$980,000	$627,200	$3,000,020		$4,607,220
Thomas B. Mangas	$500,000	$240,000	$2,000,027	[2]	$2,740,027
Frank J. Ready	$500,000	$258,800	$2,000,027	[2]	$2,758,827
Victor D. Grizzle	$450,000	$216,000	$810,062		$1,476,062
Donald R. Maier	$400,000	$128,000	$600,006		$1,128,006

[1]

Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2012, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of the grant.

[2]	Amount includes non-qualified stock options granted in May 2012 for retention purposes, with a grant date fair value of $1,000,000.

PROPOSED SHAREHOLDER ACTIONS

Election of Directors (Item 1)

You will find information about the qualifications and experience of each of the director nominees who you are being asked to elect. The Governance Committee performs an annual assessment to see that your directors have the skills and experience to effectively oversee the Company.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 2)

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm (independent auditor) for 2013. We are not required to have shareholders ratify the selection of KPMG LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but may retain such independent auditor.

Armstrong World Industries, Inc.

PROXY STATEMENT

This proxy statement was prepared under the direction of our Board to solicit your proxy for use at the annual meeting. This proxy statement and the related materials are first being distributed to shareholders on or about April 29, 2013.

ITEM 1 – ELECTION OF DIRECTORS

On the recommendation of the Governance Committee, our Board has nominated the 12 persons listed below to serve as directors. Our nominees include 11 independent directors, as determined in accordance with the NYSE listing standards and our Corporate Governance Principles. The twelfth nominee is our CEO, Matthew J. Espe. Each director nominee’s term would, if elected, run from the date of his election until our next annual shareholders’ meeting, or until his successor, if any, is elected or appointed. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

Director Criteria, Qualifications and Experience

The Governance Committee performs an assessment of the qualifications and experience needed to properly oversee the interests of the Company. In doing so, the Governance Committee considers alignment of qualifications and skill sets with our business and strategy to be critical to creating a Board that adds value for the shareholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a Board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender and national origin. The Board believes that the diversity of viewpoints, educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity and values of all of the directors, results in a Board that can guide the Company with thoughtful and sound business judgment.

The Governance Committee expects each of the Company’s directors to have proven leadership, sound judgment, integrity and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees. With respect to the Board’s slate of director nominees, the Board has also considered whether the slate, taken as a whole, has representatives with the requisite skills and qualifications. The biographies included in the “Director Nominees” section on page 5 highlight our Board members’ skills and experience.

Other Criteria/Factors

Under the terms of a Shareholders’ Agreement (“Shareholders Agreement”) between the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (“Trust”) and Armor TPG Holdings, L.P., a Delaware limited partnership (“Armor TPG”), dated as of August 28, 2009, the Trust and Armor TPG agreed to take all necessary action to cause the Board to include two persons nominated by the Trust and, subject to certain conditions, two persons nominated by Armor TPG. The directors selected by Armor TPG who are currently serving on the Board under the Shareholders Agreement are Kevin R. Burns and Jeffrey Liaw. The directors selected by the Trust who are currently serving on the Board under this provision are Michael F. Johnston and Richard E. Wenz.

Director Nominees

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE NOMINEES IDENTIFIED BELOW.

Name	Age	Director Since	Committee(s)†	Independent*
Stan A. Askren	52	2008	MDCC^	✓
Kevin R. Burns	49	2009		✓
Matthew J. Espe	54	2010
James J. Gaffney	72	2006	NGC^, MDCC	✓
Tao Huang	50	2010	AC	✓
Michael F. Johnston	65	2010		✓
Jeffrey Liaw	36	2012		✓
Larry S. McWilliams	57	2010	AC, MDCC	✓
James C. Melville	61	2012	MDCC	✓
James J. O’Connor (Chair)	76	2007	NGC	✓
John J. Roberts	68	2006	AC^, NGC	✓
Richard E. Wenz	63	2010		✓

†	Committees: AC (Audit); MDCC (Management Development & Compensation); NGC (Nominating & Governance)
*	As defined in NYSE listing standards and our Corporate Governance Principles
^	Denotes Chair of the Committee

All nominees currently serve as directors. Information concerning the nominees is provided below:

Stan A. Askren

Age 52

Director since October 2008

Mr. Askren has been Chairman and CEO of HNI Corporation since 2004, and President since 2003. Previously, he was Executive Vice President of HNI Corporation from 2001 to 2003. HNI Corporation is the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of hearth products. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. In November, 2012, Mr. Askren was appointed to the board of directors of Arctic Cat Inc., a publicly held designer, engineer and manufacturer of all-terrain vehicles and snowmobiles. Mr. Askren also serves on the board of directors of the Business and Institutional Furniture Manufacturers Association International, and is currently President of the Iowa Business Council. Mr. Askren is also active in numerous local and civic organizations and their boards. Mr. Askren received a bachelor’s degree in Business from University of Northern Iowa, an MBA from Washington University, and completed the Advanced Management Program at Harvard University. Mr. Askren brings public company senior management, manufacturing, sales and distribution expertise to our Board.

Kevin R. Burns

Age 49

Director since September 2009

Mr. Burns has been a Partner in the Operations Group of TPG Capital (“TPG”), a leading global investment firm, since 2003. In March 2008, Mr. Burns became the Partner in Charge of TPG’s Manufacturing/Industry Sector. Prior to joining TPG, Mr. Burns served as Executive Vice President and Chief Materials Officer of Solectron Corporation from 1998 to 2003. Mr. Burns previously served as a member of the board of directors of Graphic Packaging Holding Company, a publicly held provider of packaging solutions for consumer products companies (2009 to 2011). Mr. Burns also serves on the boards of directors of the following privately held companies:

American Tire Distributors, Inc. (since 2010); Freescale Semiconductor Holdings I, Ltd. (since 2008); Isola Group Ltd. (since 2011); and Nexeo Solutions Holdings, LLC (since 2011). Mr. Burns received a B.S. degree in Mechanical and Metallurgical Engineering (cum laude) from The University of Connecticut and an MBA from the Wharton School of Business. Mr. Burns brings private investment firm experience and manufacturing operations and financial expertise to our Board.

Matthew J. Espe

Age 54

Director since August 2010

Mr. Espe has been our CEO and President since he joined the Company in July 2010. Previously, Mr. Espe was Chairman and CEO of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a leading provider of document management solutions and services. Prior to that role, Mr. Espe was Chairman of the board of directors and CEO (2002 to 2008) of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe joined IKON in 2002. Prior to joining IKON, he was employed by General Electric for 22 years. Mr. Espe also serves on the board of directors of Unisys Corporation, a publicly held worldwide information technology company (since 2004), as chairman of the finance committee and a member of the audit committee. Mr. Espe previously served as a director of Graphic Packaging Holding Company, a publicly held provider of packaging solutions for consumer products companies (2009 to 2010). Mr. Espe received a bachelor’s degree from the University of Idaho and an MBA from Whittier College. Mr. Espe’s intimate knowledge of our Company, gained through his service as our CEO and President, enables him to provide our Board with important insights regarding our operations, strategic planning and senior management personnel matters. As a result of his long tenure as chairman and CEO at Ricoh Americas and IKON, and his senior executive experience at General Electric, Mr. Espe offers management experience, leadership capabilities and business acumen to our Board.

James J. Gaffney

Age 72

Director since October 2006

From 1997 to 2003, Mr. Gaffney was a consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co., and other affiliated investment funds. From 1995 to 1997, Mr. Gaffney served as Chairman of the board of directors and CEO of General Aquatics, Inc., composed of companies involved in the manufacturing of swimming pool equipment and pool construction. Mr. Gaffney was President and CEO of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products (1993 to 1995). Mr. Gaffney serves on the boards of directors of the following publicly held companies: Pool Corporation, a distributor of swimming pool supplies, equipment and related leisure products and a distributor of irrigation and landscape products (since 1998), and Beacon Roofing Inc., a distributor of residential and non-residential roofing materials (since 2004). Mr. Gaffney also serves on the board of directors of C&D Technologies, Inc. (since December 2010), which went private in 2012. Mr. Gaffney previously served on the boards of directors of World Color Press Inc. (f/k/a Quebecor World Inc.) (2009 to 2010) and Imperial Sugar Company (2001 to 2012; Chairman 2003 to 2012). Mr. Gaffney received a bachelor’s degree from St. John’s University and an MBA from the New York University Stern School of Business. Mr. Gaffney offers our Board broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations.

Tao Huang

Age 50

Director since 2010

Mr. Huang was previously the Chief Operating Officer of Morningstar, Inc., a leading independent provider of investment research, until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named

Director of Technology in 1992 and Chief Technology Officer in 1996; he started Morningstar’s International Operation in 1998, held the position of President of International Division until 2000; he was promoted as the Company’s Chief Operating Officer in October 2000 and served in this position until his retirement. Mr. Huang led Morningstar initiatives enabling significant growth, both organically and through acquisition, and oversaw continuous improvements in the operations of the firm’s core businesses. Mr. Huang earned a bachelor’s degree from Hunan University, China. He received an MS degree from Marquette University and an MBA from the University of Chicago. Mr. Huang brings to our Board expertise developed from his experience in a data-intense and technology-driven organization managing growth and integration of acquisitions, as well as experience in international operations.

Michael F. Johnston

Age 65

Director since 2010

Mr. Johnston was previously with Visteon Corporation, an automotive components supplier, until 2008. At Visteon, he served as Chairman of the board of directors, CEO, President, and Chief Operating Officer at various times from 2000 to 2008. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry, including serving as President, North America/Asia Pacific for Johnson Controls’ Automotive Systems Group. Mr. Johnston also serves as a member of the boards of directors of the following publicly held companies: Whirlpool Corporation, a leading manufacturer and marketer of major home appliances (since 2003), serving as Presiding Director, Chairman of its corporate governance and nominating committee and a member of its audit committee; Flowserve Corporation, a leading provider of flow control products and services for the global infrastructure markets (since 2007, until May 2013), serving also as the Chairman of the corporate governance and nominating committee and a member of the finance committee; and Dover Corporation, a diversified global manufacturer (since February 2013). Mr. Johnston received a bachelor’s degree from the University of Massachusetts and an MBA from Michigan State University. Mr. Johnston offers our Board particular knowledge and experience in manufacturing and design, innovation, and engineering.

Jeffrey Liaw

Age 36

Director since 2012

Mr. Liaw is the Chief Financial Officer of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts. Prior to joining FleetPride in December 2012, Mr. Liaw was a principal of TPG for seven years and was active in TPG’s energy and industrial investing practice areas. Before joining TPG in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in its Industrials practice. Mr. Liaw previously served as a member of the board of directors of Graphic Packaging Holding Company, a publicly held provider of packaging solutions for consumer products companies (2008 to January 2013), and served as a member of its nominating and corporate governance committee. Mr. Liaw is also a member of the board of directors of Oncor Electric Delivery Company, LLC, a privately held company. Mr. Liaw served as an observer to our Board on TPG’s behalf from 2009 until June 2012, at which time he was elected as a member of our Board. Mr. Liaw received a bachelor’s degree from The University of Texas at Austin and an MBA from Harvard Business School, where he was a Baker Scholar and a Siebel Scholar. In addition to his financial expertise and experience working with a broad range of manufacturing companies, Mr. Liaw possesses intimate knowledge of the Company that he gained through his role as a Board observer for Armor TPG.

Larry S. McWilliams

Age 57

Director since 2010

Mr. McWilliams was previously the President and CEO of Keystone Foods, a producer of proteins, from May 2011 to May 2012. From April 2011 to June 2011, Mr. McWilliams served as Chief Operating Officer of Keystone Foods, and from May 2005 to October 2010, he served as a Senior Vice President at Campbell Soup

Company and subsequently became the President of Campbell International, responsible for all of Campbell Soup’s business in Europe, Latin America and Asia Pacific. Mr. McWilliams joined Campbell Soup in March 2001 as Senior Vice President – Sales and Chief Customer Officer, overseeing the company’s relationships with its global retail partners. In April 2003, he assumed the position of President – North America Soup. Mr. McWilliams was named Senior Vice President and President – Campbell USA in March 2004. Prior to Campbell Soup, Mr. McWilliams held positions at Coca-Cola from 1995 to 2001 and the Pillsbury Company from 1993 to 1995. Mr. McWilliams also serves on the board of directors of Godiva Chocolatiers International, a privately held company (since 2012). Mr. McWilliams formerly served on the Board of Governors of St. Josephs University Food Marketing Council and the Grocery Manufacturers’ Association’s Industry Affairs Council. Mr. McWilliams received a bachelor’s degree from Texas A&M University. Mr. McWilliams offers our Board leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets and distribution channels.

James C. Melville

Age 61

Director since 2012

Mr. Melville is a member of the Minneapolis-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities and financial areas since 1994. Prior to joining Kaplan, Strangis and Kaplan, P.A., Mr. Melville practiced with Dorsey and Whitney in their Minneapolis and London, England offices. Mr. Melville previously served as a member of our Board from September 2009 until July 2010. Mr. Melville presently serves as a member of the board of directors of the Minnesota Orchestral Association and is also active in numerous local and civic organizations and their boards. Mr. Melville served as an observer of our Board on the Trust’s behalf from August 2010 until February 2012. Mr. Melville received a bachelor’s degree and an MBA from the University of Minnesota and received a J.D. from the William Mitchell College of Law. Mr. Melville brings extensive knowledge of the law and corporate governance matters, international experience and financial acumen to our Board. He has also gained intimate knowledge of the Company through his prior service on the Board and his prior role as a Board observer for the Trust.

James J. O’Connor

Age 76

Director since February 2007

Mr. O’Connor is a Retired Chairman of the Board and CEO of Unicom Corporation. Mr. O’Connor joined Commonwealth Edison Company in 1963, became President in 1977, a director in 1978 and Chairman and Chief Executive in 1980. In 1994, Mr. O’Connor was also named Chairman and CEO of Unicom Corporation, which then became the parent company of Commonwealth Edison Company, from which he retired in 1998. Mr. O’Connor previously served on the boards of directors of: Trizec Properties, Inc. (2003 to 2006); Corning, Inc. (1984 to 2011); Smurfit – Stone Container Corporation (2000 to 2011); and United Continental Holdings, Inc. (1984 to 2012). Mr. O’Connor received his bachelor’s degree from the College of Holy Cross, an MBA from Harvard University and a J.D. from Georgetown Law School. Mr. O’Connor has a broad business background, having served in senior executive positions with large companies and on the boards of companies as diverse as a utility company, an industrial manufacturing company and an airline. Mr. O’Connor also offers our Board extensive knowledge and expertise in leadership, management and in board practices of other major corporations.

John J. Roberts

Age 68

Director since September 2006

Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. Mr. Roberts held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with Pricewaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the Chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including Deputy Vice Chairman, Vice Chairman and Managing Partner. While serving in various executive capacities at PricewaterhouseCoopers, Mr. Roberts performed and supervised audit, tax and business consultative services, and developed extensive expertise in public company audits and financial reporting matters. Mr. Roberts serves on the boards of directors and audit committees of the following publicly held companies: Safeguard Scientifics, Inc., a provider of capital as well as strategic, operational and management resources to growth-stage businesses (since 2003; also serves on the compensation committee), the Pennsylvania Real Estate Investment Trust, a business trust with primary investment focus on retail shopping malls (since 2003; also serves on the compensation committee), and Vonage Holdings Corporation, a provider of communications services (since 2004). Mr. Roberts was appointed to the board of directors of Appsense Holdings Limited, a privately held company, in June 2012. Mr. Roberts previously served on the board of directors of Sicor, Inc. (2002 to 2004) and served as a director of our former holding company, Armstrong Holdings, Inc. (2003 to 2006). Mr. Roberts received a bachelor’s degree from Drexel University. Mr. Roberts brings an extensive public accounting background, financial expertise and public company board of directors experience to our Board.

Richard E. Wenz

Age 63

Director since 2010

Mr. Wenz is a private investor. From 2002 to 2003, Mr. Wenz was the CEO of Jenny Craig International, a weight loss, weight management, and nutrition company. From 2000 to 2002, Mr. Wenz was an operating affiliate of DB Capital Partners. From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions with Professional Golf Corporation, Electrolux Corporation, The Regina Company and Wilson Sporting Goods Company. Mr. Wenz began his career in 1971 with Arthur Young & Co. (predecessor of Ernst & Young LLP) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant, and he serves on the board of directors of Summer Infant, Inc., a publicly held global designer, marketer, and distributor of branded juvenile health, safety and wellness products (since 2007; also serves as Chair of the audit committee). Mr. Wenz also serves on the boards of directors of the following privately held companies: Easton-Bell Sports, Inc. and Pet Supplies Plus. Mr. Wenz previously served on the boards of directors of Radica Games, Inc. (2004 to 2006) and Strategic Partners, Inc. (2004 to 2010). Mr. Wenz received a bachelor’s degree from Northern Illinois University. Mr. Wenz brings extensive leadership and accomplishments in strategic and operational turnarounds to our Board.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles include guidelines regarding the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflict of interests, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. They are available on the Company’s website under “Company Information” and then “Corporate Governance.” http://www.armstrong.com/corporate/corporate-governance.html. Also available at the same location on our website are the charters of the Audit Committee, the Compensation Committee, and Governance Committees of the Board, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. Our website is not part of this proxy statement and references to our website address in this proxy statement are intended to be inactive textual references only.

Director Independence

The Board has affirmatively determined that all of our directors, with the exception of Mr. Espe, are independent in accordance with the standards set forth in the NYSE listing standards and our Corporate Governance Principles.

In addition, our Articles place certain restrictions on the composition of the Board during the period beginning on October 2, 2006 until the Trust first ceases to be the Beneficial Owner (as defined in the Articles) of at least 20% of the outstanding shares of our common stock, par value $0.01 per share (“Common Shares”) of the Company (“Restricted Period”). The Articles provide that, among other things, during the Restricted Period the Board shall present to the shareholders nominations of candidates for election to the Board (or recommend the election of such candidates as nominated by others) such that, to the best knowledge of the Board, if such candidates are elected by the shareholders, at least a majority of the members of the Board shall be “Independent Directors.” For purposes of the Articles, the term “Independent Director” means a director who (i) qualifies as an “independent director” within the meaning of the corporate governance listing standards from time to time adopted by the NYSE with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors); and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not such director is a member of the Audit Committee. The Board uses this enhanced independence standard in determining which directors are eligible to serve on its three standing committees: the Audit Committee; the Compensation Committee; and the Governance Committee. Our Bylaws require that each of our three standing committees be composed of “Independent Directors,” which has the same definition in the Bylaws as that in our Articles.

Based on the recommendation of the Governance Committee and review of applicable standards, the Board determined that directors Askren, Gaffney, Huang, McWilliams, Melville, O’Connor and Roberts are independent under Armstrong’s Articles and Bylaws, as such directors meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act.

The Governance Committee and Board determined that directors Espe, Burns, Johnston, Liaw and Wenz do not qualify as “Independent Directors” as such term is defined in the Articles and Bylaws, because such directors do not meet the enhanced independence criteria of Rule 10A-3(b)(1) under the Exchange Act.

The Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards and the enhanced standards required by our Articles and Bylaws as described above.

Board’s Role in Risk Management Oversight

The Board oversees the Company’s risk profile and management’s processes for assessing and managing risk, both as a full Board and through its committees, which meet regularly and report to the full Board. Management is charged with managing risk through robust internal policies and controls.

The Company has maintained an enterprise risk management program since 2005. Risk management is an integral part of the Company’s culture. Management’s role is to identify, mitigate, guide and review the efforts of our business units, consider whether the residual risks are acceptable, and approve plans to deal with serious risks. The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Under the direction of a cross-functional steering committee composed primarily of senior corporate leaders, management provides its feedback on business unit risks during periodic business reviews and annual strategic planning discussions. The enterprise risk management steering committee periodically meets with designated risk mitigation owners and assesses control measures. In addition, the steering committee regularly reevaluates the appropriateness of risk assessments and priorities. This process includes identifying risks that could prevent achievement of business goals or plans. The internal audit group uses the resulting information as a basis for developing its audit plan.

Annually, the Board reviews summary reports that assess the strategic, operational, infrastructure and external risks facing the Company. Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described below:

•

The Audit Committee considers risks associated with overall financial reporting, legal compliance and disclosure processes; is responsible for monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures; and considers risk in quarterly and annual reviews of financial statements.

•

The Compensation Committee, in connection with its role of overseeing the Company’s compensation and benefits practices, reviews with management, on an annual basis, the Company’s compensation policies and practices to assess potential material risks which could result from the design and structure of the Company’s compensation programs. The committee’s assessment is also supplemented by analysis from its independent compensation consultant.

•

The Governance Committee is responsible for establishing the overall philosophy for corporate governance and recommending changes to enhance the Board’s performance and development. The committee annually reviews the Code of Business Conduct, as well as other Company policies with significant risk implications, such as Conflicts of Interest and Protection of Company Information.

Board’s Role in Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s “Organization Vitality” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2012, the Board and the Compensation Committee, as well as an ad hoc CEO succession planning committee, met on several occasions in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Board Leadership Structure

Our Bylaws and Corporate Governance Principles provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chairman and our CEO. In February 2010, the Board determined to split the positions of Chairman and CEO. At that time, James J. O’Connor, who had been independent Lead Director from February 2008 through February 2010, was named Chairman and continues to serve in that capacity. The split of these positions allows Matthew J. Espe, our CEO, to focus on managing the business, while Mr. O’Connor, as Chairman, oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and in consideration of the best interests of Company shareholders.

Responsibilities of the Chairman include recruiting new Board members, overseeing the evaluation and compensation of the CEO, ensuring an appropriate succession plan, overseeing independent evaluation of risk, coordinating Board meeting schedules and agenda, chairing and leading the discussions at the meetings, and overseeing the annual performance evaluations of the Board, its committees and its individual members. The Chairman ensures information provided by management to the Board is sufficient for the Board to fulfill its duties and communicates with other directors on key issues and concerns outside of regularly scheduled meetings. The Chairman is also responsible for ensuring the effective functioning of the committees through appropriate delegation to, and membership of, the committees. Finally, the Chairman provides effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Principles, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•

the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be Independent Directors (as defined in our Articles and Bylaws) by the Board. Mr. O’Connor, our Chairman, presides at these sessions. In addition, each of the Board’s three standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

Communication with the Board

Any person who wishes to communicate with the Board, nonemployee directors as a group, or individual directors, including the Chairman, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrong.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the CorpGovernance@armstrong.com. The Corporate Secretary will forward these messages, as appropriate.

Board Meetings and Committees

The Board met ten times during 2012. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Governance Committee, each described below. In addition, all Board members comprise the Strategy Committee, which meets on a regular basis to discuss strategic matters. The Strategy Committee met four times during 2012.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under our Articles and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board on the recommendation of the Governance Committee. The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards and (ii) other directors should not serve on more than four other corporate boards. The Board, after considering the circumstances of Mr. Roberts’ service on three other public company audit committees, determined that such service does not impact his ability to effectively serve on the Audit committee.

All director nominees who served on the Board during 2012 participated in at least 75% of all meetings of the Board and meetings of the Committees on which they served. The average attendance of all directors during 2012 was 96%. Board members are expected to attend annual meetings in person or virtually, via the Internet. All but one of the director nominees who served on the Board during 2012 attended the 2012 Annual Meeting of Shareholders.

Under the terms of the Shareholders’ Agreement, Armor TPG and the Trust have observers (“Observers”) who attend meetings of the Board and committees and are permitted to join in discussion but do not have the right to vote. Mr. Melville, from August 2010 until his appointment to the Board in February 2012, served as an Observer for the Trust. Mr. Liaw, from 2009 until his appointment to the Board in June 2012, served as an Observer for Armor TPG. The Board and committees hold executive sessions both with and without Observers. All Armor TPG Observers are subject to a Confidentiality Agreement between the Company and TPG dated November 4, 2009. All Trust Observers are subject to a Confidentiality Agreement between the Company and the Trustees effective as of September 7, 2006.

Audit Committee     The Audit Committee met six times during 2012. The members of the Audit Committee are John J. Roberts (Chair), Tao Huang and Larry S. McWilliams. Under its charter, the Audit Committee:

•

oversees (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits, non-audit services performed by the Company’s independent registered public accounting firm, and (iii) the Company’s accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of the Company’s financial statements and the independent registered public accounting firm’s qualifications, independence and performance;

•	considers risks associated with overall financial reporting, legal compliance and disclosure processes; and

•	supervises and reviews the effectiveness of the Company’s internal audit and legal compliance functions and compliance by the Company with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that at least one member of the Audit Committee, John J. Roberts, qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. Additionally, as noted above, the Board has determined that all members of the Audit Committee are independent under the listing standards of the NYSE and within the meaning of the applicable SEC rule pertaining to audit committees (Rule 10A-3 under the Exchange Act). The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s compliance function, and with management.

Management Development and Compensation Committee     The Compensation Committee met six times during 2012. The members of the Compensation Committee are Stan A. Askren (Chair), James J. Gaffney, Larry S. McWilliams and James C. Melville. Additionally, the Board has determined that all members of the Compensation Committee meet the heightened compensation committee independence standards in the NYSE listing standards. Under its charter, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking; and

•	monitors senior management succession planning.

During 2012, the Compensation Committee also considered the executive compensation recommendations and comparative data provided by Frederic W. Cook & Co. (“Cook & Co.”), an independent compensation consultant engaged directly by the Compensation Committee. We also engaged Cook & Co. to provide similar services with respect to our non-executive officers and nonemployee directors. Cook & Co. does not provide any other services to us. See “COMPENSATION DISCUSSION AND ANALYSIS” starting on page 27 for additional information regarding the services provided by Cook & Co.

Nominating and Governance Committee     The Governance Committee met four times during 2012. The members of the Governance Committee are James J. Gaffney (Chair), James J. O’Connor and John J. Roberts. Under its charter, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual evaluation of the performance of the Board and each committee.

During 2012, the Governance Committee engaged Cook & Co. to review the compensation program for nonemployee directors, including the 2008 Director Stock Unit Plan, as amended (“Directors Stock Unit Plan”).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

Certain Relationships and Related Party Transactions

Any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, shareholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

Mr. Burns is a Partner of TPG, an affiliate of Armor TPG. Armor TPG is a shareholder of the Company owning approximately 10% of the Company’s outstanding Common Shares. The Trust and Armor TPG together beneficially own approximately 53% of the Company’s outstanding Common Shares.

In the Shareholders’ Agreement, the Trust acknowledges that it would be beneficial to the Company for Armor TPG to make available to the Company certain of its operations and field operations professionals (“TPG Consultants”) to assist the Company management and/or the Board in connection with the evaluation or improvement of the Company’s operations. The Shareholders’ Agreement provides that, subject to Board authorization, Armor TPG may make TPG Consultants available for such purpose, with Armor TPG to be reimbursed for the actual time and expenses of work performed by the TPG Consultants. In October 2012, the Governance Committee approved the Company’s participation in a TPG sourcing and purchasing council, which is expected to assist the Company with commodity insight and market analysis. The Company paid TPG approximately $100,000 during 2012 and expects to pay an aggregate of approximately $350,000 through 2014 in connection with its participation in this sourcing and purchasing council.

Shareholder-Recommended Director Candidates

The Governance Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board are requested to review the following documents posted on this site: “Process for Evaluation of Director Candidates,” “Director Responsibilities and Qualifications,” and “Position Description for an Armstrong Director.” Shareholders should write to the Corporate Secretary at the Company’s corporate offices at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603 and supply the following information:

•	the full name, address, education and professional experience of the proposed nominee and a statement explaining why this person would be a good director;

•	the consent of the proposed nominee to be considered and to serve, if elected;

•	the proposed nominee’s own self-assessment of qualifications and independence under SEC, NYSE rules and our Corporate Governance Principles; and

•	the number of Common Shares held by both the proposed nominee, and by the person(s) supporting the proposed nominee.

When evaluating the candidacy of nominees proposed by shareholders, including the Company’s majority shareholders, the Governance Committee also considers the number of shares owned by the nominating shareholder, as well as each nominee’s responses to the Company’s Prospective Director Questionnaire, the presence or absence of any conflicts of interest, and background information. There have been no changes to the procedure by which shareholders may recommend nominees to the Board within the past year.

CODES OF ETHICS

We have adopted a Code of Business Conduct that applies to all employees, executives and directors, specifically including our CEO, our Chief Financial Officer (“CFO”) and our Controller. We have also adopted a Code of Ethics for Financial Professionals (together with the Code of Business Conduct, the “Codes of Ethics”) that applies to all professionals in our finance and accounting functions worldwide, including our CFO and our Controller.

The Codes of Ethics are intended to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable public disclosures;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Codes of Ethics; and

•	accountability for compliance with the Codes of Ethics.

The Codes of Ethics are available at http://www.armstrong.com/corporate/corporate-governance.html and in print free of charge. Any waiver of the Company’s Code of Business Conduct, particularly its conflicts-of-interest provisions, which may be proposed to apply to any director or executive officer also must be reviewed in advance by the Governance Committee, which would be responsible for making a recommendation to the Board for approval or disapproval. The Board’s decision on any such matter would be disclosed publicly in compliance with applicable legal standards and the rules of the NYSE. We intend to satisfy these requirements by making disclosures concerning such matters available on the “For Investors” page of our website. There were no waivers or exemptions from the Code of Business Conduct in 2012 applicable to any director or executive officer.

COMPENSATION OF DIRECTORS

In establishing director compensation, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly-sized companies in comparable industries. The Board is compensated through a combination of annual retainers and equity grants in the form of stock units. The Board believes that this level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board.

During 2012, the Governance Committee reviewed the compensation program for nonemployee directors, including the Directors Stock Unit Plan, and recommended no changes. The review included an analysis of competitive market data and any underlying director compensation trends with assistance from the Compensation Committee’s independent compensation consultant, Cook & Co., and indicated that, on average, the total compensation levels, as well as cash and equity compensation levels, for our nonemployee directors approximated the 75th percentile, on a per director basis.

The following table describes the elements of the compensation program for nonemployee directors:

2012 Director Compensation Program (June 24, 2011 – June 22, 2012)

Element	Amount	Terms
Annual Retainer (Cash)	$85,000 $180,000 (Chair)	paid in quarterly installments, in arrears

Annual Retainer (Equity)	$100,000 $195,000 (Chair)

annual (or pro-rated) grant of restricted stock units

•    Directors Stock Unit Plan

•    vest at one year anniversary or earlier change in control if serving on such date

•    pre-2011 grants deliverable six months following end of service (except removal for cause)

•    2011 and later grants deliverable on date of end of service (except removal for cause)

•    one share per one unit upon delivery

•    no voting power until delivered

•    dividend equivalent rights

Committee Chair Fees	$20,000 (AC; MDCC) $10,000 (NGC)	paid in quarterly installments, in arrears

Special Assignment Fees	$2,500 per diem ($1,250 for less than four hours)	may be paid in connection with: • one-on-one meetings with the CEO • plant visits • other non-scheduled significant activities

At the request of Mr. Burns, and as approved by the Board, he is not compensated for services as a director. Similarly, Mr. Liaw was not compensated for his services as a director during 2012 due to his affiliation with TPG. The Board subsequently determined, at its February 15, 2013 meeting, that, as a result of Mr. Liaw’s departure from TPG in December 2012, he should be compensated for his services as a director going forward. As a result, the Board approved Mr. Liaw’s participation in the Board’s compensation program commencing on February 15, 2013.

Director Compensation Table – 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
S. Askren	105,000	100,000	—	—	—	145,555	350,555
J. Gaffney	95,000	100,000	—	—	—	94,255	289,255
T. Huang	85,000	100,000	—	—	—	88,424	273,424
M. Johnston	85,000	100,000	—	—	—	88,424	273,424
L. McWilliams	85,000	100,000	—	—	—	88,424	273,424
J. Melville	72,390	133,333				25,660	231,383
J. O’Connor	180,000	195,000	—	—	—	135,936	510,936
J. Roberts	105,000	100,000	—	—	—	94,255	299,255
R. Wenz	85,000	100,000	—	—	—	88,424	273,424

(1)

Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for restricted stock units granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant. In connection with his appointment to the Board on February 24, 2012, and under the terms of the Directors Stock Unit Plan, Mr. Melville received a pro-rated equity grant on February 29, 2012 valued at $33,333.33. For the number of stock units credited to each director’s account as of December 31, 2012, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS on page 22.

(2)	The directors do not receive stock options as part of their compensation for service on our Board.
(3)	There is no plan or arrangement for directors to defer the compensation that they receive as part of their compensation for service on our Board.
(4)

Represents cash payments in an amount equal to $8.55, the per share amount of the Company’s April 10, 2012 Special Dividend, multiplied by the number of outstanding restricted stock units awarded to the director under the Directors Stock Unit Plan as of that date. The amount for Mr. Melville also includes $20,000 for special assignment fees paid to Mr. Melville in connection with certain non-scheduled significant activities.

Stock Ownership Guidelines

In accordance with our Corporate Governance Principles, each nonemployee director must acquire and then hold until six months following the end of his service, phantom units and/or Common Shares equal in value to three times the director’s annual retainer at the time he joined the Board. Directors endeavor to reach that level of ownership within five years of joining the Board. With the exception of Messrs. Melville, Burns and Liaw, all of the current directors have already achieved this ownership requirement. Mr. Espe is an officer of the Company and, therefore, not subject to the stock ownership guidelines for nonemployee directors. Mr. Melville served on our Board from 2009 to 2010 and was reappointed to our Board in February 2012. As provided in our Corporate Governance Principles, such stock ownership requirement is not applicable to Messrs. Burns and, prior to February 2013, Mr. Liaw, each of whom while not holding shares individually, nevertheless was deemed in 2012 to have an equity interest by virtue of his affiliation with TPG.

MANAGEMENT

Listed below are the names, ages and positions held by each of our executive officers.

Name	Age	Position
Matthew J. Espe	54	CEO and President
Victor D. Grizzle	51	Executive Vice President and CEO, Armstrong Building Products
Mark A. Hershey	43	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Thomas M. Kane	52	Senior Vice President, Human Resources and Government Relations
Donald R. Maier	49	Senior Vice President, Global Operations Excellence
Thomas B. Mangas	45	Senior Vice President and CFO
Stephen F. McNamara	46	Vice President and Controller
Frank J. Ready	51	Executive Vice President and CEO, Armstrong Floor Products

Matthew J. Espe

Biographical information for Mr. Espe, our CEO and President, appears under “ITEM 1 – ELECTION OF DIRECTORS” on page 6.

Victor D. Grizzle

Mr. Grizzle has served as our Executive Vice President and CEO, Armstrong Building Products, since January 2011. Prior to joining us, Mr. Grizzle served as Group President of Global Structures, Coatings and Tubing for Valmont Industries, a global leader of infrastructure support structures for utility, telecom and lighting markets, and manufacturer of mechanized irrigation equipment for large scale farming, from 2005. From 2004 to 2005, Mr. Grizzle was President of the Commercial Power Division of EaglePicher Corporation, a diversified manufacturer and marketer of advanced technology and industrial products for space, defense, automotive, filtration, pharmaceutical, environmental and commercial applications. From 1988 to 2004, Mr. Grizzle spent 16 years at General Electric in a variety of leadership and management roles, including key international assignments in Asia and Europe from 1997 to 2003. Mr. Grizzle earned a bachelor’s degree in Mechanical Engineering from California Polytechnic University.

Mark A. Hershey

Mr. Hershey has served as our Senior Vice President, General Counsel and Secretary since July 2011, and Chief Compliance Officer since February 2012. Prior to joining us, Mr. Hershey was Senior Vice President, General Counsel, Chief Compliance Officer and Secretary for Ricoh Americas Corp., a subsidiary of Ricoh Company Ltd., a global manufacturer and leader in digital office equipment, software and solutions and successor to IKON Office Solutions, Inc. (“IKON”), from 2005 to 2011. Prior to 2005, Mr. Hershey served at IKON as Vice President, Transactional Law, from 2004 to 2005, and Senior Counsel, from 1999 to 2004. Prior to joining IKON, Mr. Hershey was an associate in the Corporate Department of Stradley, Ronon, Stevens and Young, LLP in Philadelphia, PA. Mr. Hershey earned a bachelor’s degree in Finance from The Pennsylvania State University and a J.D. from Villanova University.

Thomas M. Kane

Mr. Kane has been our Senior Vice President, Human Resources since August 2010, and assumed responsibility for our Government Relations in February 2012. He served as our Chief Compliance Officer from February 2011 to February 2012. Prior to joining us, Mr. Kane served as Global Vice President, HR for Black & Decker Power Tools, a manufacturer of power and hand tools, from 2002 to 2010. From 1999 to 2002, Mr. Kane served as Global HR leader for GE Specialty Materials in Waterford, N.Y., a large manufacturer of silicone products. Mr. Kane earned a bachelor’s degree in Economics from the State University of New York at Oneonta and an MBA from the State University of New York at Binghamton.

Donald R. Maier

Mr. Maier has served as our Senior Vice President, Global Operations Excellence since January 2010. Prior to joining us, from 2008 to 2010, Mr. Maier was employed by TPG and served as an operational consultant for certain of its portfolio companies, including as Director of Operational Excellence of Freescale Semiconductors, a leading global producer of imbedded micro-controllers, from March 2008 to November 2009. Mr. Maier previously served as Senior Vice President – North America from 2005 to 2008 for Hill-Rom, a leading global producer of health care equipment, technology and workflow IT systems. Mr. Maier earned a bachelor’s degree in Industrial Systems Engineering from The Ohio State University and an MBA, with a concentration in Marketing, from Xavier University.

Thomas B. Mangas

Mr. Mangas has served as our Senior Vice President and CFO since February 2010. Prior to joining us, Mr. Mangas served as Vice President and CFO of Beauty & Grooming Business of the Procter & Gamble Company (“P&G”), a global manufacturer and provider of a wide variety of consumer goods. Mr. Mangas previously served as General Manager and CFO of the Fabric Care Global Business Unit of P&G from 2005 to 2008, and Director and CFO of P&G Tüketim Mallari A.S. from 2003 to 2005. Mr. Mangas earned his bachelor’s degree in Economics and History from the University of Virginia, where he was elected to the Phi Beta Kappa honorary society.

Stephen F. McNamara

Mr. McNamara has served as our Vice President and Controller since July 2008. Previously, Mr. McNamara served as our Director, Internal Audit, from November 2005 to July 2008, our Assistant Controller from October 2001 to November 2005 and our Manager of External Reporting from May 1999 to October 2001. Prior to joining us in 1999, Mr. McNamara was Assistant Controller with Hunt Corporation, a former international art and office supply company. Mr. McNamara earned a bachelor’s degree in Accounting from Villanova University.

Frank J. Ready

Mr. Ready has served as our Executive Vice President and CEO, Armstrong Floor Products, since January 2010. Previously, Mr. Ready served as our Executive Vice President and CEO, North American Flooring Products, from April 2008 to January 2010, President and CEO, North American Flooring Operations, from June 2004 to April 2008, Senior Vice President, Sales and Marketing, from July 2003 to June 2004, Senior Vice President, Operations, from December 2002 to July 2003, and Senior Vice President, Marketing, from June 2000 to December 2002. Mr. Ready earned a bachelor’s degree in Business Administration from Franklin & Marshall College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Certain Beneficial Owners

The following table sets forth, as of March 31, 2013, each person or entity known to us that may be deemed to have beneficial ownership of more than 5% of our outstanding Common Shares. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust c/o Kevin E. Irwin Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	31,490,500	(2)	53.24%

TPG Funds c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	31,490,500	(3)	53.24%

Fidelity Management and Research Company c/o Scott C. Goebel 82 Devonshire Street Boston, MA 02109	8,127,799	(4)	13.74%

(1)	This calculation is based on 59,146,248 shares of our Common Shares outstanding as of March 31, 2013, as reported to the New York Stock Exchange.
(2)

Includes 25,362,610 shares directly held by the Trust and 6,127,890 shares directly held by Armor TPG. Pursuant to the Shareholders’ Agreement, the Trust and TPG may be deemed to be members of a group and to beneficially own the other member’s Common Shares. The Trust may be deemed to have shared dispositive power over 31,490,500 shares.

(3)

Includes 6,127,890 Common Shares (the “Armor Shares”) directly held by Armor TPG and 25,362,610 Common Shares, (the “Trust Shares” and together with the Armor Shares, the “TPG Shares”) directly held by the Trust. The general partner of Armor TPG is TPG Advisors VI, Inc., a Delaware corporation (“Advisors VI”). Because of the relationship between Armor TPG and Advisors VI, Advisors VI may be deemed to beneficially own the Armor Shares. Because of the Shareholders Agreement, Advisors VI may be deemed to beneficially own the Trust Shares. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Advisors VI and may therefore be deemed to beneficially own the TPG Shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Shares, except to the extent of their pecuniary interest therein. The address of Advisors VI and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)

This information is based solely on a Schedule 13G Amendment No. 4 filed on February 14, 2013, by Scott C. Goebel on behalf of FMR LLC, Edward C. Johnson 3d and Fidelity Management and Research Company (“Fidelity”). Fidelity, a wholly-owned subsidiary of FMR, LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 7,826,811 of the shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 7,826,811 shares owned by the funds.

Management and Directors

The following table sets forth, as of March 31, 2013, the amount of Common Shares beneficially owned by all directors, the Company’s currently serving NEOs as identified in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 27 and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options(1) Exercisable or Which Become Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)		Restricted Stock Units(3) / Unvested Options(4)	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
Stan A. Askren	0	**	0		19,195	19,195
Kevin R. Burns(5)	0	**	0		0	0
Matthew J. Espe	24,536	344,037	368,573		340,051	708,624
James J. Gaffney	0	**	0		13,195	13,195
Victor D. Grizzle	12,630	38,540	51,170		57,437	108,607
Tao Huang	0	**	0		12,513	12,513
Michael F. Johnston	0	**	0		12,513	12,513
Jeffrey Liaw	0	**	0		644	644
Donald R. Maier	11,745	94,496	106,241		63,533	169,774
Thomas B. Mangas	15,687	184,832	207,186	(6)	181,020	388,206
Larry S. McWilliams	0	**	0		12,513	12,513
James C. Melville	4,229	**	4,229		2,833	7,062
James J. O’Connor	7,000	**	7,000		29,219	36,219
Frank J. Ready	44,448	329,994	374,442		136,251	510,693
John J. Roberts	0	**	0		13,195	13,195
Richard E. Wenz	0	**	0		12,513	12,513
Directors and Executive Officers as a group (19 persons)(7)	130,609	1,069,905	1,200,514		990,707	2,191,221

(1)	Directors do not receive stock option grants under the Directors Stock Unit Plan or as part of the compensation program for directors.
(2)

No individual director or executive officer beneficially owns 1% of the Common Shares outstanding as of March 31, 2013. The directors and executive officers as a group beneficially own approximately 2% of the Common Shares outstanding as of March 31, 2013.

(3)

Represents, in the case of NEOs, unvested time-based restricted stock units (“RSUs”) granted to them under the 2006 and 2011 Long-Term Incentive Plan, as applicable, and, in the case of nonemployee directors, vested and unvested restricted stock units (“Director RSUs”) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of March 31, 2013 under the terms of the Directors Stock Unit Plan. See Directors Aggregate Ownership table below for further information. Neither the unvested NEOs’ RSUs nor the Director RSUs have voting power.

(4)	Includes the following unvested stock options: Mr. Espe 310,304; Mr. Grizzle 55,483; Mr. Maier 59,393; Mr. Mangas 174,353; and Mr. Ready 136,251.
(5)

Mr. Burns is a TPG Partner. Mr. Burns has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Burns is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	Includes 6,667 unvested time-based restricted stock awards with voting power.
(7)	Includes amounts for Messrs. Hershey, Kane and McNamara.

Directors – Aggregate Ownership

The table below sets forth, as of March 31, 2013, additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares	Vested Restricted Stock Units(1)	Unvested Restricted Stock Units(2)		Phantom Stock Units(3)	Total Equity	Total Value(4)
Stan A. Askren	0	17,024	2,171		0	19,195	$1,072,809
Kevin R. Burns(5)	0	0	0		0	0	0
James J. Gaffney	0	11,024	2,171		10,038	13,195	$1,298,493
Tao Huang	0	8,342	4,171		0	12,513	$699,352
Michael F. Johnston	0	8,342	4,171		0	12,513	$699,352
Jeffrey Liaw	0	0	644	(6)	0	644	$35,993
Larry S. McWilliams	0	8,342	4,171		0	12,513	$699,352
James C. Melville	4,229	662	2,171		0	7,062	$394,695
James J. O’Connor	7,000	24,987	4,232		0	36,219	$2,024,280
John J. Roberts	0	11,024	2,171		10,038	13,195	$1,298,493
Richard E. Wenz	0	8,342	4,171		0	12,513	$699,352

Total	11,229	98,089	30,244		20,076	139,562	$8,922,171

(1)

Under the terms of the Directors Stock Unit Plan, the Director RSUs granted to each director as part of his retainer for Board service are not acquirable by the director until: (i) for those Director RSUs granted prior to June 2011, the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan): (ii) for those Director RSUs granted during and after June 2011, on the date of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Directors Stock Unit Plan).

(2)

Under the terms of the Directors Stock Unit Plan, Director RSUs vest on the first anniversary of the grant date. All of the Director RSUs listed in this column will vest on June 25, 2013, except that with respect to each of Messrs. Huang, Johnston, McWilliams and Wenz, 2,000 Director RSUs reflected in this column will vest on July 2, 2013, which represents the third and final installment of each of their initial director grants of 6,000 Director RSUs.

(3)

Phantom Stock Units awarded under the Company’s 2006 Phantom Stock Unit Plan (“Phantom Stock Unit Plan”) become payable (“Phantom Units Payment Date”) in cash on the earlier of the six-month anniversary of the director’s separation from the Board for any reason other than a removal for cause or the date of a Change in Control Event (as defined in the Phantom Stock Unit Plan). The cash payment amount will be equal to the number of units multiplied by the closing price of the Common Shares on the stock exchange on which such shares are traded on the Phantom Units Payment Date.

(4)

Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested Director RSUs, plus the number of Phantom Stock Units held, as applicable, multiplied by $55.89, which was the closing price of the Common Shares on the NYSE on March 28, 2013, the final trading day in March 2013.

(5)	Mr. Burns is a TPG Partner. Mr. Burns has no voting or investment power over and disclaims beneficial ownership of the TPG Shares.
(6)

Mr. Liaw received a pro-rated grant of Director RSUs, as provided for under the Directors Stock Unit Plan, on February 20, 2013, following the Board’s determination on February 15, 2013 that, as a result of Mr. Liaw’s new position as CFO of FleetPride, Inc. and corresponding separation from TPG, effective on that date, he would become a participant in the nonemployee directors’ compensation program.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2013. In accordance with past practice, this selection will be presented to the shareholders for ratification at the annual meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the shareholders.

A representative of KPMG LLP will be in attendance at the annual meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2012. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2012 with the Company’s management. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received and reviewed the written disclosures and the letter from the independent auditor required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as amended, and has discussed with the auditor the auditor’s independence.

Based on that review and those discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Audit Committee

John J. Roberts (Chair)

Tao Huang

Larry S. McWilliams

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2012 and 2011 and fees billed for other services rendered by KPMG LLP. All fees in 2012 and 2011 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2012	2011
Audit Fees(1)	$4,228	$4,026
Audit Related Fees(2)	110	195
Audit and Audit Related Fees Subtotal	4,338	4,221
Tax Fees(3)	629	1,082
All Other Fees	—	—
Total Fees	$4,967	$5,303

(1)

Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, and services for comfort letters.

(2)

Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, agreed-upon procedures, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3)	Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

Audit Committee Pre-Approval Policy

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this compensation discussion and analysis (“CD&A”), we describe the material components of our executive compensation program for our CEO, CFO and our three most highly-compensated executive officers other than the CEO and CFO, whose compensation is included in the 2012 Summary Compensation Table and other compensation tables set forth in this proxy statement. As was the case in 2011, our Named Executive Officers in 2012 were:

Matthew J. Espe, CEO and President

Mr. Espe has served as our CEO since he joined us in July 2010;

Thomas B. Mangas, Senior Vice President and CFO

Mr. Mangas has served as our CFO since he joined us in February 2010;

Frank J. Ready, Executive Vice President and CEO, Armstrong Floor Products

Mr. Ready joined us in 1983 and has served as our global Armstrong Floor Products leader since March 2010;

Victor D. Grizzle, Executive Vice President and CEO, Armstrong Building Products

Mr. Grizzle has served as our global Armstrong Building Products leader since he joined us in January 2011; and

Donald R. Maier, Senior Vice President, Global Operations Excellence

Mr. Maier has served as our Global Operations leader since he joined us in January 2010.

This CD&A also includes a detailed description of our executive compensation philosophy and programs, the compensation decisions involving the NEOs that the Compensation Committee made under those programs and the factors considered in making those decisions.

Executive Summary

Our Business

We are a global leader in the design and manufacture of floors and ceilings. As of December 31, 2012, we operated 32 plants in eight countries and had approximately 8,500 employees worldwide. For more information about our business, please see the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 27, 2013.

Executive Compensation Program Attributes

Our executive compensation program is supported by an underlying philosophy that compensation should attract and retain high caliber talent, reward performance and align with the interests of our shareholders. We execute this philosophy through the payment of base salaries, cash bonus awards under our MAP, and grants of a combination of time-based and performance-based restricted stock and stock options under our LTIP. To focus our NEOs on delivering both short- and long-term results, eligibility for a significant amount of target total direct compensation mix is dependent upon achieving specified results and, therefore, at risk (CEO 80%; other NEOs 71% (average)). We also employ specific policies and practices to supplement our compensation philosophy, including:

•	we have stock ownership guidelines for our NEOs to ensure that they have significant exposure to changes in our stock price, thereby aligning NEO and long-term shareholder interests;

•

we have a recoupment policy applicable to short- and long-term incentive awards that enables us to exercise discretion and take action to recoup the amount of any awards, including stock-based awards in the event we are required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the securities laws as a result of fraud, misconduct, or gross negligence; to the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly;

•

we have a policy that prohibits derivative transactions in our Common Shares, including: trading in puts, calls, covered calls, or other derivative products involving our securities; engaging in any hedging or monetization transaction with respect to our securities; or, holding company securities in a margin account or pledging our securities as collateral for a loan;

•

the Compensation Committee approves awards under our MAP and LTIP that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”); and

•	as of September 1, 2012, we do not have any plans of agreements that provide tax gross-ups under Section 280G of the Code to our NEOs.

2012 Business Highlights

The financial metrics that the Compensation Committee used to measure and compensate annual performance in 2012 were EBITDA and FCF. On a continuing operations basis, we earned $400.1 million in adjusted EBITDA on sales of $2.6 billion, an increase of $26 million, or 7%, over 2011, despite global volume declines of 3.5%. This 15.3% EBITDA margin represented a record for us since our Emergence. We achieved $89 million of FCF, which was lower than 2011, primarily due to higher capital expenditures and changes in working capital. The Compensation Committee measures and compensates long-term performance based on improvements in ROIC. In 2012, our unadjusted ROIC, on a continuing operations basis, was 9.8%, an increase of 220 basis points over 2011 and a record since Emergence. Please refer to Annex A for a reconciliation of the Adjusted EBITDA and FCF amounts to GAAP.

We also made significant progress with respect to a variety of strategic operational and financial initiatives. During 2012 we:

•	received approval to build, and began construction of, our first mineral fiber ceilings plant in Russia;

•	continued construction of three plants in China: a homogeneous flooring plant (completed in March 2013), a heterogeneous flooring plant, and a ceilings plant (completed in March 2013);

•	completed construction of our mineral wool ceilings plant in Millwood, West Virginia;

•	opened a ceiling distribution center in Russia, allowing customers to buy directly from us;

•	refinanced our credit facility, extended maturities, and raised $250 million of additional debt;

•	paid a special cash dividend of $500 million ($8.55 per share) to our shareholders;

•	exited non-core businesses through the divestitures of our cabinets and wood floor distribution businesses; and

•	delivered the remaining $50 million of our $200 million cost reduction program.

2012 Executive Compensation Highlights

With continued stability at the NEO level, as well as other direct reports to the CEO, the Compensation Committee did not make any significant changes to the compensation design or increase the base salaries of the NEOs in 2012.

In February 2013, after its review and certification of the results of our financial performance during 2012, as well as our other significant business accomplishments (summarized above) and our NEOs’ individual accomplishments, the Compensation Committee approved cash bonus awards under our MAP and granted a combination of performance-based restricted stock units and non-qualified stock options under our LTIP to each of our NEOs. Notwithstanding the foregoing achievements, our results in 2012 were below the applicable MAP target levels and resulted in payouts of 64% of target for Messrs. Espe, Mangas, Grizzle and Maier, and 69% of target for Mr. Ready.

2012 Corporate Governance Highlights

Our Board is committed to maintaining sound governance practices and standards, including with respect to its oversight of our executive compensation program. The following practices and standards remained in effect during 2012:

•	only directors who met the heightened standard of independence imposed by us under our Articles and Bylaws served on the Compensation Committee;

•	the Compensation Committee’s independent compensation consultant, Cook & Co., was retained directly by the Compensation Committee; and

•	the Compensation Committee reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

Our 2012 Annual Meeting of Shareholders did not include an advisory shareholder vote on executive compensation. At our 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting. Accordingly, our next advisory shareholder vote on executive compensation will take place at our 2014 annual meeting. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of the 2011 favorable (92%) advisory vote on executive compensation, the Compensation Committee noted that our current executive compensation program has been effective in implementing our stated compensation philosophy and objectives. The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board. Please refer to “Communication with the Board” on page 12 for information about communicating with the Board.

PHILOSOPHY AND OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

The philosophy underlying our executive compensation program is to provide compensation that rewards performance and aligns with the interests of our NEOs and our shareholders. The same principles that apply to our salaried employees apply to the compensation of our NEOs. In developing and maintaining our executive compensation program, the Compensation Committee focuses on four key objectives:

•	attracting and retaining talented employees globally by offering competitive compensation packages;

•	aligning the interests of management with shareholders by ensuring that management does well when shareholders do well;

•	paying for performance by paying more when financial and individual results meet or exceed ambitious and meaningful established goals and paying less when goals are not met; and

•

further aligning shareholders’ and management’s interests, and retaining management, by tying a portion of compensation to specific and measurable performance goals that are focused on positioning us for long-term growth.

We use two shareholder-approved plans, the MAP and LTIP, to achieve alignment between our annual incentive compensation awards and our short- and long-term objectives.

HOW WE MAKE COMPENSATION DECISIONS

Roles of the Board and Compensation Committee

Our Board, through the Compensation Committee, designs our compensation programs. The Compensation Committee consists of four independent members of the Board and acts pursuant to a charter that is reviewed by the Compensation Committee and approved by the Board annually. The Compensation Committee has responsibility for reviewing and approving compensation decisions for all of the NEOs. Approval of CEO compensation is reserved for the nonemployee members of the Board.

Role of the Compensation Consultant

The Compensation Committee has retained Cook & Co. as its consultant to provide analysis, advice and recommendations with regard to executive compensation. The Compensation Committee also authorizes Cook & Co. to share with, and request and receive from, management specified information in order to prepare for and respond to Compensation Committee meetings and requests. Cook & Co. does not work with management without the Compensation Committee’s knowledge and approval. Other than the occasional de minimis provision of assistance to our Human Resources staff in furtherance of Cook & Co.’s duties to the Compensation Committee, Cook & Co. does not perform any other services for us. As described in “COMPENSATION OF DIRECTORS” on page 17, Cook & Co. assisted the Governance Committee in connection with its assessment of nonemployee director compensation in 2012.

At the request of the Compensation Committee, in addition to providing general compensation advice, Cook & Co. performed the following services during 2012:

•	advised the Compensation Committee with respect to design considerations for the 2012 and 2013 MAP and LTIP programs;

•	reviewed our approach to compensation risk assessment;

•	attended and participated in Compensation Committee meetings and executive sessions, as appropriate and as requested by the Compensation Committee Chair;

•	reviewed and commented on the CD&A and related compensation tables for our 2012 proxy statement; and

•	provided an update on current compensation trends, market practices and relevant executive compensation legislation.

The Compensation Committee has determined that the work of Cook & Co. did not raise any conflicts of interest in 2012. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that Cook & Co. does not provide any other services to us, the level of fees received from us as a percentage of Cook & Co.’s total revenue, policies and procedures employed by Cook & Co. to prevent conflicts of interest, and whether the individual Cook &Co. advisers to the Compensation Committee own any Common Shares or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Role of the CEO

Our CEO submits recommendations to the Compensation Committee regarding cash and equity compensation, performance goals and overall compensation levels for the NEOs. Our CEO also shares his assessment of each NEO’s individual performance and accomplishments with the Compensation Committee. Acting independently, the Compensation Committee then exercises its discretion in determining and approving actual awards to the NEOs.

Role of Management

Our Senior Vice President of Human Resources and Government Relations attends all Compensation Committee meetings and supports the Compensation Committee with its various compensation responsibilities. Our CEO routinely attends Compensation Committee meetings and, at various times throughout the year, is joined by our CFO in order to provide information and updates regarding the Company’s performance against strategic and financial objectives. The Compensation Committee receives input and recommendations from our Senior Vice President of Human Resources and Government Relations regarding cash and equity compensation plus performance goals and compensation for our CEO prior to making its independent determination and recommendation to the Board.

Use of Competitive Data

The Compensation Committee reviews various types of information from management, including peer compensation data, tally sheets, wealth accumulation analyses and related benchmark information.

Peer Group    The Compensation Committee uses compensation data compiled from a group of peer companies that was formed with the assistance of Cook & Co. in 2011 and based on several criteria, including business model comparability, company size measured by revenues and market capitalization, and competition for executive talent and investor capital. There were no changes to the peer group (“Peer Group”) in 2012.

The Peer Group consists of 16 manufacturing companies in the building and construction industries and is reflected in the table below:

Acuity Brands, Inc.	Masco Corporation	Sherwin-Williams Company
W. R. Grace & Company	Herman Miller, Incorporated	Steelcase, Incorporated
Leggett & Platt, Inc.	Mohawk Industries, Inc.	Universal Forest Products, Inc.
Lennox International Inc.	Nortek, Inc.	USG Corporation
Louisiana-Pacific Corporation	Owens Corning	Vulcan Materials Company
Martin Marietta Materials

In terms of size, our revenues and market capitalization approximate the Peer Group median.

Annual Compensation Benchmarking    Annually, the Compensation Committee reviews management’s analysis of the NEOs’ base salaries, target cash compensation opportunities (annual base salary plus target annual bonus), and target direct compensation opportunities (annual base salary plus annual target bonus opportunity and target long-term incentive award opportunity). Management uses as a benchmark the median of the market (50th percentile), adjusted for company size based upon revenue. This benchmark is consistent with our pay philosophy and is the same benchmark used for assessing base salaries and total cash compensation for the salaried workforce, as well as total direct compensation for the management team.

In general, we target executive officer pay to be at or near the 50th percentile of the benchmark, but we may exceed this target due to an individual leader’s performance and in order to competitively attract and retain the required level of global business knowledge and leadership needed to achieve our strategy. The principal sources of market data include: the Peer Group, for evaluation of CEO and CFO compensation, and; the AonHewitt Total Compensation Measurement Survey and the Towers Watson General Industry Executive Compensation Survey for evaluation of the CFO and other NEOs’ (except CEO) compensation. The Compensation Committee also compares the NEOs’ compensation to like positions contained in the Peer Group disclosures to the extent meaningful comparisons to similar positions are available.

Tally Sheets and Wealth Accumulation Analysis    The Compensation Committee uses tally sheets and wealth accumulation analyses when evaluating compensation-related decisions for each NEO. The tally sheets provide three years of information on each executive’s equity and non-equity compensation, and other compensation such as potential payments upon termination of employment. The wealth accumulation analysis is used to assess the total Armstrong-specific wealth that could be earned by each NEO given certain stock price assumptions. The Compensation Committee reviews the NEOs’ tally sheets at each meeting and uses the wealth accumulation analysis when hiring key executives, designing long-term incentive compensation programs, and sizing long-term incentive grants.

Compensation Mix     Annually, the Compensation Committee reviews the amount of at-risk performance-based compensation for each NEO. To focus our NEOs on delivering both short- and long-term results, a significant amount of total direct compensation (composed of base salary, annual bonus, and long-term incentive compensation) is dependent upon achieving specified results. Our NEOs earn more compensation when financial and individual results meet or exceed goals and less when goals are not met. The CEO’s target total direct compensation has a greater percentage of at-risk performance-based compensation than the other NEOs. The Compensation Committee believes this difference is reasonable and appropriate given the CEO’s scope of responsibility and accountability for financial, operating and stock price performance. The charts below illustrate the 2012 target compensation mix for our CEO and the average target compensation mix for our other NEOs.

ELEMENTS, CHARACTERISTICS & OBJECTIVES OF OUR EXECUTIVE COMPENSATION

The following table summarizes the characteristics and purpose of each element of our executive compensation program.

Compensation Element	Characteristics	Purpose	Key 2012 NEO Actions
Base Salary	Fixed cash component Reviewed annually by the Compensation Committee	Provides a base level of compensation for performing and assuming the executive’s duties and leadership responsibility.	No base salary increases

Annual Bonus (MAP)

Shareholder-approved plan

Paid in cash, based on goal attainment

Goals established annually based on annual operating plan

Awards tied to Company, business unit and individual performance, including leadership behaviors

		Provides an annual incentive opportunity for achieving financial results based on performance goals tied to our annual operating plan.	NEOs received annual cash bonus payments ranging from 64% to 69% of target

Long-Term Incentive (LTIP)

Shareholder-approved plan

Non-qualified stock options (service-based vesting) – 60% of target value

Stock awards (performance-based vesting) – 40% of target value

Performance-based awards tied to Company financial performance measured over a three-year performance period

		Drives and promotes the long-term goals of our shareholders, and fosters retention, by rewarding execution and achievement of goals that are linked to our longer term strategic initiatives and cost of capital.	NEOs received long-term incentive grants with values ranging from 150% to 306% of base salary

Alignment of Compensation and Objectives

The following table illustrates how our executive compensation elements align with our compensation objectives:

Executive Compensation Element	Attract Talented Employees	Align Management and Shareholder Interests	Pay for Performance	Motivate and Retain Management
Base Salary	Ö		Ö
Annual Bonus (MAP)	Ö	Ö	Ö	Ö
Long-Term Incentive (LTIP)	Ö	Ö	Ö	Ö

2012 COMPENSATION DESIGN

NEOs Benchmarking Results

Management conducted a market analysis for the Compensation Committee’s review in February 2012 as part of the annual compensation planning process. Management used sales revenue of $3.0 billion to regress the benchmark data from the Hewitt and Towers Watson databases. The market data was adjusted to reflect the passage of time from when the data was originally published in the prior year. The benchmark results indicated that the respective total direct compensation opportunities for all of our NEOs were within the median to 75th percentile range of the benchmark, but that Mr. Grizzle’s long-term incentive compensation was below median. As a result of this assessment, the Compensation Committee approved an adjustment to Mr. Grizzle’s LTIP target from 150% to 180% of his base salary.

Base Salary

The Compensation Committee determined that none of the NEOs would receive a base salary increase in 2012. The Compensation Committee’s decision was largely driven by the competitiveness of each NEO’s base salary compensation compared to the compensation benchmark.

MAP

A MAP target award is established equal to a percentage of each NEO’s annual base salary. As a guide in setting the percentages, the Compensation Committee considers the median award opportunity levels at comparable companies, adjusted for differences in company size. The Compensation Committee determined the two most suitable measures for MAP were EBITDA and FCF because both measures directly align to key elements of our operating plan and would effectively measure management’s execution of that plan. The use of EBITDA and FCF aligns to several key financial performance indicators associated with our operating plan, including: improved revenues, manufacturing productivity and effective selling, general and administrative (“SG&A”) cost structures; efficient usage of materials and energy; and effective cash utilization and working capital management.

The respective percentages for our NEOs in 2012 were as set forth in the table below.

NEO	MAP Payout Target As Percentage of Salary	MAP Payout Opportunity at 100% Achievement
Mr. Espe	100%	$980,000
Mr. Mangas	75%	$375,000
Mr. Ready	75%	$375,000
Mr. Grizzle	75%	$337,500
Mr. Maier	50%	$200,000

A potential MAP payout opportunity for an NEO, based on the above tables, may be calculated as follows:

[Base Salary] X [Target as % of Salary] X [Payout Achievement Factor] = [MAP Payout]

Each MAP payout derived from the calculation above is subject to an individual performance modifier, which may be applied at the Compensation Committee’s discretion following the CEO’s recommendation on the basis of individual performance by an NEO. Any individual performance modifier may result in an upward or downward adjustment to the MAP payout, but in all cases in accordance with Section 162(m) of the Code (“Section 162(m)”).

The Compensation Committee established individual EBITDA payout opportunity schedules for the Company’s consolidated, worldwide floor products and worldwide ceilings businesses, in addition to a FCF payout opportunity schedule. In developing the payout opportunity schedules, the Compensation Committee considered the amount of required year over year improvement in EBITDA, the degree of difficulty and probability of achieving the various EBITDA and FCF performance levels and the percent of incremental revenue to be split between the employees and shareholders.

The Compensation Committee, in conjunction with management and Cook & Co., reviewed and discussed several factors prior to approving the payout opportunity schedules, including that:

•	employees should be appropriately incentivized by earning more bonus opportunity as EBITDA and FCF increase;

•

an opportunity of 125% for earning budgeted EBITDA and FCF would be appropriate given the degree of difficulty built into the 2012 operating plan targets and volatile market and global macroeconomic conditions; and

•	maximum payout should be capped at 200%, consistent with benchmark incentive plan designs.

As part of its consideration and establishment of the payout opportunity schedules, and consistent with Section 162(m) requirements, in February 2012, the Compensation Committee approved specific categories of exclusions from the EBITDA and FCF calculations when determining the award payments in order to avoid penalizing or rewarding executives for unusual events or incentivizing executives to delay actions necessary for the health of the business. The specific identified exclusion categories approved by the Compensation Committee in February 2012 were:

•	significant impairments;

•	new financing interest-related expenses;

•	restructuring charges;

•	significant acquisitions / discontinued businesses;

•	changes in accounting practices; and

•	other income / expenses.

In February 2012, the Compensation Committee also determined that the payout achievement factors for each NEO’s MAP opportunity for 2012 performance would be weighted as follows:

NEO	EBITDA (Consolidated)	EBITDA (Worldwide Floor)	EBITDA (Worldwide Ceilings)	Free Cash Flow
Mr. Espe	80%			20%
Mr. Mangas	80%			20%
Mr. Ready	10%	70%		20%
Mr. Grizzle	10%		70%	20%
Mr. Maier	80%			20%

The Compensation Committee believed that this weighting placed the appropriate focus on EBITDA versus FCF. These weightings also provided a consistent level of alignment across the senior leadership team by having a portion of each NEO’s bonus opportunity tied to achievement of consolidated EBITDA and FCF.

Tax Deductibility of Compensation

The design of awards under our MAP and grants of equity awarded under our LTIP, are intended to qualify the cash and certain of the stock incentives as performance-based compensation under Section 162(m). Because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

As discussed below, at the beginning of a performance period, the Compensation Committee establishes a performance matrix that establishes the maximum amount that may be paid and an expected level of compensation opportunity under the MAP to each of our NEOs at various levels of financial performance. The Compensation Committee has the discretion, at the end of the performance period, to pay MAP incentive amounts to our NEOs that are more or less than the expected level of compensation opportunity, but not more than the maximum Section 162(m) payouts. In determining whether and to what extent to exercise discretion to approve payments that are less than the maximum Section 162(m) payout, or less than the expected level of compensation opportunity, the Compensation Committee gives primary consideration to the annual incentive amount that would be payable to the NEO based upon the application of the “Expected Payout as a % of Target Bonus” and “Maximum Payout as a % of Target Bonus” columns in the performance matrix shown below and considers other factors such as individual performance, our performance compared to competitors, external business conditions and the achievement of personal and strategic goals.

The following table outlines the approved threshold, target and maximum payouts, and associated financial goals for the payout opportunity schedules for our NEOs under the 2012 MAP.

2012 MAP Payout Opportunity Schedules
	Financial Performance ($M)	% Achievement of Financial Target	Expected Payout as a % of Target Bonus	Maximum Payout as a % of Target Bonus
Consolidated EBITDA
Threshold Payout	$400.0	80%	50%	70%
Target Payout	$490.0	100%	125%	145%
Maximum Payout	$553.3	115%	200%	200%

Worldwide Floor Products EBITDA
Threshold Payout	$127.3	67%	50%	70%
Target Payout	$187.0	100%	125%	145%
Maximum Payout	$217.9	118%	200%	200%

Worldwide Building Products EBITDA
Threshold Payout	$305.5	87%	50%	70%
Target Payout	$344.0	100%	125%	145%
Maximum Payout	$371.3	109%	200%	200%

Free Cash Flow
Threshold Payout	$(9.0)	—%	50%	70%
Target Payout	$80.7	100%	125%	145%
Maximum Payout	$171.0	212%	200%	200%

LTIP

The goal of the LTIP is to provide equity-based long-term incentive awards that link management compensation to shareholder returns and focus management on the long-term performance of the Company. In determining the amount of individual long-term incentive awards for the NEOs, the Compensation Committee considers the NEO’s individual performance during the immediately preceding year, potential future contributions and retention considerations. LTIP awards are typically granted two business days following our release of our prior fiscal year’s fourth quarter and full year financial results.

Performance-based Awards

In 2012, the Compensation Committee determined that a payout opportunity of performance-based awards should again be tied to a single financial measure that aligns to our strategic plan and correlates to stock price performance over a multi-year performance period. The Compensation Committee also determined that the financial measure to be used in LTIP should complement, not duplicate, the financial measures used for MAP given the respective long- and short-term nature of the two programs and the desire to reduce compensation risk. The Compensation Committee determined ROIC was most suitable for the performance-based awards as it would serve as a measure for tracking management’s performance in generating the required return on previously invested capital, and in effectively allocating capital to profitable investments during the three-year performance period.

Stock Options

Stock options provide value based solely on stock price appreciation. Grants generally have a term of ten years and vest in equal installments on each of the first three anniversaries of the date of grant. The exercise price is based on the closing price of a share of our Common Shares on the NYSE on the date of grant.

In 2012, grants to NEOs of long-term incentive awards were, with the exception of Mr. Maier, comprised of 60% stock options and 40% performance-based restricted stock units, with the value of such awards based on a percentage of the NEO’s annual base salary. Pursuant to the terms of a letter agreement between Mr. Maier and the Company, Mr. Maier elected to receive 100% of his 2012 LTIP grants in the form of stock options. The respective target percentages for LTIP grants to our NEO’s in 2012 were as set forth in the table below.

NEO	LTIP Grant Target As Percentage of Salary	LTIP Grant Value
Mr. Espe	306%	$3,000,000
Mr. Mangas	200%	$1,000,000
Mr. Ready	200%	$1,000,000
Mr. Grizzle	180%	$810,000
Mr. Maier	150%	$600,000

2012 COMPENSATION ACTIONS

MAP – Our Performance Against Established EBITDA and FCF Metrics

Performance Metric	Results
Consolidated EBITDA	We achieved full-year adjusted EBITDA* of $400.1 million in 2012. After giving effect to the exclusion for the amount we accrued for bonus payments and for the specific items that the Compensation Committee pre-determined in February 2012 were eligible for exclusion from the achievement calculation for this performance metric, this represents 81.7% of target performance achievement and a payout factor of 54%.

Floor Products Worldwide EBITDA	Our worldwide floor products business achieved adjusted EBITDA of $135.9 million in 2012, which represents 72.7% of target performance achievement and a payout factor of 62%.

Building Products Worldwide EBITDA	Our worldwide building products business achieved adjusted EBITDA of $306.5 million in 2012, which represents 89.1% of target performance achievement and a payout factor of 56%.

Free Cash Flow	We achieved FCF* of $89 million in 2012. After giving effect to the exclusion for the specific items that the Compensation Committee pre-determined in February 2012 were eligible for exclusion from the achievement calculation for this performance metric, and following a modification to the FCF payout factor by the Compensation Committee at management’s recommendation due to the delay of capital expenditures to 2013, this achievement represents 89.1% of target performance and a payout factor of 100%.

*	Please refer to Annex A for a reconciliation of the Adjusted EBITDA and FCF amounts to GAAP.

In February 2013, the Compensation Committee reviewed and certified the EBITDA and FCF results achieved during the 2012 MAP performance period (January 1 – December 31, 2012).

NEOs – Individual Performance

The Compensation Committee evaluated the individual 2012 performance of each NEO with input from Mr. Espe to determine the appropriate amount of discretion to apply to each executive’s 2012 MAP payment. Mr. Espe was not present for the discussion and evaluation of his performance, which was conducted by the Board. Among other performance measures considered, the Compensation Committee particularly noted the following key 2012 individual accomplishments:

NEO	2012 Accomplishments
Mr. Espe

•     ensured leadership continuity through rigorous organization vitality processes

•     created significant value for shareholders through finance transactions

•     led continuous SG&A improvement efforts across the organization

•     achieved worldwide operating plan results

Mr. Mangas

•     created significant value for shareholders through finance innovation

•     recruited, developed and motivated to improve organization vitality

•     provided exceptional financial and strategic leadership and stewardship

•     led continuous SG&A improvement efforts across the organization

Mr. Ready

•     executed our China growth strategy

•     drove business outcomes through effective organization vitality process

•     divested our non-core cabinets and wood floor distribution businesses

•     achieved worldwide operating plan results

Mr. Grizzle

•     delivered on manufacturing footprint commitments

•     refined global ABP growth strategy and implemented related plans

•     drove business outcomes through effective organization vitality process

•     delivered operating plan commitments

Mr. Maier	• implemented successful labor and non-union strategy • contributed to FCF and working capital results • managed operations expenses effectively • delivered manufacturing and productivity results

NEO MAP Payouts

Based on their certifications of the results and considerations of individual accomplishments, the Compensation Committee and, in the case of Mr. Espe, the Board, approved the MAP awards for each of the NEOs as set forth below.

Messrs. Espe, Mangas and Maier

As established by the Compensation Committee in February 2012, the payouts for Messrs. Espe, Mangas, and Maier were calculated using a weighting of 80% corporate EBITDA and 20% FCF. Following the Compensation Committee’s review and application of actual performance against such metrics, the respective payout factors of 54% and 100% for such metrics, and the resulting total weighted payout factor of 64%, the Compensation Committee approved the following payouts:

	MAP Opportunity at 100% of Target	MAP Payout	Payout Factor % of Target Opportunity
Mr. Espe	$980,000	$627,200	64%
Mr. Mangas	$375,000	$240,000	64%
Mr. Maier	$200,000	$128,000	64%

Mr. Ready

As established by the Compensation Committee in February 2012, the payout for Mr. Ready was calculated using a weighting of 70% worldwide floor EBITDA, 10% corporate EBITDA and 20% FCF. Following the Compensation Committee’s review and application of actual performance against such metrics, the respective payout factors of 62%, 54% and 100% for such metrics, and the resulting total weighted payout factor of 69%, the Compensation Committee approved the following payout:

MAP Opportunity at 100% of Target	MAP Payout	Payout Factor % of Target Opportunity
$375,000	$258,800	69%

Mr. Grizzle

As established by the Compensation Committee in February 2012, the payout for Mr. Grizzle was calculated using a weighting of 70% worldwide ceilings EBITDA, 10% corporate EBITDA and 20% FCF. Following the Compensation Committee’s review and application of actual performance against such metrics, the respective payout factors of 56%, 54% and 100% for such metrics, and the resulting total weighted payout factor of 64%, the Compensation Committee approved the following payout:

MAP Opportunity at 100% of Target	MAP Payout	Payout Factor % of Target Opportunity
$337,500	$216,000	$64%

LTIP Grants

In February 2012, the Board approved long-term incentive grants to Mr. Espe and the Compensation Committee approved long-term incentive grants to the other NEOs, effective February 29, 2012.

Non-qualified Stock Options

The number of non-qualified stock options granted to each NEO was determined using a Black-Scholes value of $20.65. At the effective date of the grant, the exercise price for the stock options was $50.38, which was the NYSE closing price of our Common Shares on that date. As a result of a required adjustment under the LTIP, the exercise price was modified to $43.21 following our payment of a $8.55 per share special cash dividend to our shareholders on April 10, 2012. The stock options vest and become exercisable in three equal installments at the first, second, and third anniversaries of the date of grant. The assumptions used to determine the valuation of our option awards can be found in Note 25 “Share-Based Compensation Plans” in the Notes to Consolidated Financial Statements for the year ended December 31, 2012, as filed as part of the Company’s Annual Report on Form 10-K on February 27, 2013.

Performance-based Restricted Stock

The Compensation Committee established a performance-based opportunity schedule to be used in determining the potential amount of performance-based awards to be earned by NEOs and executives. In February 2012, the Compensation Committee established the ROIC payout opportunity schedule using our weighted average cost of capital for 2012. The following table outlines the approved threshold, target, and maximum performance shares that may be earned based on our achievement of the three-year cumulative ROIC results:

Three-Year Cumulative ROIC Performance Scale (2012 – 2014)
	Performance to Target	Payout Opportunity
Threshold	60%	50%
Target	100%	100%
Maximum	120%	175%

The Compensation Committee, in conjunction with management and Cook & Co., reviewed and considered several factors prior to approving the scale, including whether:

•	employees are appropriately incentivized by earning additional performance-based equity as ROIC increases;

•	the cumulative nature of the performance measure provides management an incentive to strive for earning the required ROIC throughout the full three-year period; and

•	a maximum payout cap at 175% sufficiently limits compensation risk.

The following table presents the approximate values of the LTIP awards granted to each NEO in February 2012:

NEO	Stock Options Value[1]	Performance-Based Restricted Stock Units Value[1]
Mr. Espe	$1,800,019	$1,200,001
Mr. Mangas	$600,010	$ 400,017
Mr. Ready	$600,010	$ 400,017
Mr. Grizzle	$486,018	$ 324,044
Mr. Maier	$600,006	n/a

[1]

Amounts represent the grant date fair value for the long-term incentive equity award granted in February 2012, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares ($50.38) on the date of the grant (February 29, 2012).

Retention Equity Grants

Effective May 1, 2012, the Compensation Committee approved a special grant of non-qualified stock options to Messrs. Mangas and Ready in each case to reward 2011 performance in a manner that aligned with shareholder interests and was designed in a way that was both meaningful to the executive and retentive in nature. The exercise price for the grants was $45.00, which was the NYSE closing price of our Common Shares on the effective date of the grant. Each grant consisted of 53,220 stock options with a grant date value of approximately $1,000,000. The stock options vest on the third anniversary of the effective date of the grant.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Benefits

We offer a comprehensive package of health, welfare, and retirement benefits that are competitive with those offered by other large employers to help us attract and retain talented employees. The benefit plans for executives are generally the same as those provided to other salaried employees, except that executives:

•	pay approximately 40% more in health care premiums than those paid by most salaried employees with comparable coverage;

•	are eligible to receive enhanced company-paid long-term disability benefits; and

•	are eligible for non-qualified retirement benefits.

We implemented a strategy to curtail future benefits under our Defined Benefit pension plan for all salaried employees. Employees who were hired before January 1, 2005, and who had a specific combination of age and service remained eligible to participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”). In addition, a nonqualified pension plan, the Retirement Benefit Equity Plan (“RBEP”), pays any benefit that cannot be paid under the RIP due to statutory limits. Mr. Ready is the only NEO who met the qualifications to remain in the RIP and RBEP.

For salaried employees who do not participate in the RIP, we provide a 401(k) match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions, up to a maximum company match of $17,000 for 2012. Messrs. Espe, Mangas, Grizzle, and Maier are eligible to participate in this program.

An unfunded, nonqualified deferred compensation plan, the Armstrong Nonqualified Deferred Compensation Plan (“NQDCP”), was established for managers ineligible to participate in the RIP, allowing a deferral of up to an additional 8% of earnings exceeding $212,500 in 2012 (based on the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year). Messrs. Espe, Mangas, Grizzle, and Maier are eligible to participate in this plan. Participants also receive a Company match identical to the 401(k) company match.

Since Mr. Ready remained eligible for the RIP and RBEP benefits, he is eligible for a lesser amount of Company match than Messrs. Espe, Mangas, Grizzle, and Maier. He is eligible to receive a 401(k) match which provides a 50% company match on the first 6% of employee contributions, up to a maximum company match of $8,500 for 2012.

Mr. Ready also participates in a split dollar life insurance policy entered into in 1997. Armstrong ceased paying the premiums on the policy for Mr. Ready in 2006. Armstrong retains a collateral interest in the policy’s cash value equal to the premiums paid by the Company. At Mr. Ready’s 62nd birthday, Armstrong will be reimbursed for amounts paid in premiums for the policy.

The following table summarizes the retirement benefits for our Named Executive Officers:

Retirement Benefits for 2012 Named Executive Officers
Named Executive Officer	RIP	RBEP	401(k) Company Match	NQDCP Company Match
Mr. Espe	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $212,500

Mr. Mangas	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $212,500

Mr. Ready	✓	✓	Up to 3% of qualified earnings	N/A

Mr. Grizzle	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $212,500

Mr. Maier	N/A	N/A	Up to 6% of qualified earnings	Up to 6% of qualified earnings above $212,500

Perquisites

We provide two executive perquisites: a company-paid yearly physical examination and an annual reimbursement of up to $4,500 for personal financial planning and tax preparation services. Perquisites’ values are not considered for purposes of determining any annual or long-term incentive award or benefit coverage.

Change in Control (“CIC”) Agreements

The Compensation Committee provides individual CIC agreements to the NEOs to establish a competitive level of financial security in the event of a CIC. The Compensation Committee determined the level of CIC benefits for the NEOs based on research conducted by Cook & Co. in 2010 and an assessment of contemporary market practices. The CIC agreements are subject to restrictive conditions by which a CIC would be triggered. The Compensation Committee determined that the CIC conditions are appropriate given our current ownership structure. None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Code; in 2012 we entered into a new CIC agreement to replace the one remaining agreement that contained such a provision. For more information regarding our NEO CIC agreements, please refer to “CIC Agreements” on page 55.

Stock Ownership Guidelines

The Compensation Committee instituted stock ownership guidelines for our NEOs in August 2010 in an effort to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the executive’s annualized base salary as of a certain date, and the stock price as of a fixed date. The required ownership multiple for our CEO is five times annual base pay and is three times annual base pay for our other NEOs. In February 2013, the Board approved the Governance Committee’s recommendation to increase the ownership multiple for our CEO from five to six times annual base pay.

Stock ownership guidelines must be met within five years from the date of adoption of the guidelines for Messrs. Espe, Mangas and Ready since they were hired prior to the adoption of the guidelines, and within five years from his date of hire for Mr. Grizzle. Mr. Maier’s ownership requirements must be met by 2017, since he was first subjected to the guidelines beginning in 2012.

Shares may be counted toward the policy’s ownership guidelines whether held directly by the NEO or owned jointly with a partner, provided that shares are vested. For stock options, the value must exceed the exercise price (“in-the-money” options). We include unexercised stock options in the calculation.

The Compensation Committee last reviewed the NEOs’ progress toward meeting the ownership requirements in February 2013. As of the date of the review, all NEOs except Mr. Grizzle had met their ownership requirements. Mr. Grizzle has not yet met his ownership requirement due to his limited tenure, but he is projected to reach the required level within the required five-year period, assuming conservative growth in stock price and estimated future awards.

Recoupment Policy

In order to further align management’s interests with the interests of shareholders and support good governance practices, we expanded our recoupment policy applicable to short- and long-term incentive awards. In the event we are required to prepare an accounting restatement due to a material noncompliance with any financial reporting requirement under the security laws as a result of fraud, misconduct, or gross negligence, our Company may exercise its discretion and take action to recoup the amount of any awards, including stock-based awards, which exceed the payment that would have been made based on the restated financial results. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

Prohibition on Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving Company securities with our General Counsel prior to entering into such transaction.

Our company prohibits derivative transactions in our Company securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving Company securities;

•	Engaging in any hedging or monetization transaction with respect to Company securities; or,

•	Holding company securities in a margin account or pledging Company securities as collateral for a loan.

Beginning in 2011, we permitted senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to Company pre-approval and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material non-public information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. At the conclusion of its most recent analysis of our compensation programs and associated risks, the Compensation Committee, with the assistance of Cook & Co., confirmed management’s assessment and determined that the Company’s compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at this determination, the Compensation Committee considered the following with respect to our compensation programs:

•	whether the underlying pay philosophy, Peer Group and market positioning to support business objectives were appropriate;

•	effective balance in:

•	cash and equity mix;

•	short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance;

•	use of multiple performance metrics in the annual and long-term incentive plans;

•	performance objectives are established using a reasonable probability of achievement;

•	long-term incentive plan is tied to operating performance over a multi-year performance period;

•	the Compensation Committee’s ability to exercise discretion to reduce MAP amounts earned based on subjective evaluation of quality of earnings and individual performance;

•

the presence of meaningful risk mitigation policies, such as stock ownership guidelines, claw-back provisions, and independent Compensation Committee oversight; and prohibitions on hedging against and pledging of our Common Shares.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Stan A. Askren, Chair

James J. Gaffney

Larry S. McWilliams

James C. Melville

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

2012 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during fiscal 2012. The table also sets forth the information regarding the fiscal 2011 and 2010 compensation for Messrs. Espe, Mangas and Ready because they were NEOs in those fiscal years. Fiscal 2011 was the first year Messrs. Grizzle and Maier met the criteria for inclusion in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)		Total ($)
Mr. Espe	2012	980,000	—	1,200,001	1,800,019	627,200	—	75,398	(5)	4,682,618
Chief Executive Officer and President	2011	980,000	—	1,200,017	1,800,312	989,800	—	66,670		5,036,799
	2010	415,758	3,867,758	2,600,000	3,500,000	266,042	—	—		10,649,558

Mr. Mangas	2012	500,000	—	400,017	1,600,010	240,000	—	229,275	(5)(6)	2,969,302
Senior Vice President and Chief Financial Officer	2011	500,000	—	400,020	600,015	398,000	—	72,976		1,971,011
	2010	458,333	500,000	682,600	1,729,741	591,900	—	34,008		3,996,583

Mr. Ready	2012	500,000	1,000,000	400,017	1,600,010	258,800	1,009,868	10,460	(5)	4,779,155
Executive Vice President and CEO, Armstrong Floor Products	2011	500,000	—	400,020	600,015	405,000	742,888	9,810		2,657,733
	2010	500,000	—	892,636	600,278	615,000	334,041	9,810		2,951,765

Mr. Grizzle	2012	450,000	—	324,044	486,018	216,000	—	193,893	(5)(6)	1,669,955
Executive Vice President and CEO, Armstrong Building Products	2011	431,250	—	520,025	654,774	352,500	—	74,952		2,033,501

Mr. Maier	2012	400,000	—	—	600,006	128,000	—	35,970	(5)	1,163,976
Senior Vice President, Global Operations Excellence	2011	400,000	—	400,039	600,014	212,000	—	34,500		1,646,553

(1)	Mr. Ready received a cash retention payment of $1 million on January 1, 2012.
(2)

The amounts reflect the aggregate grant date fair value of stock and option awards granted in the fiscal year, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used to determine the valuation of our option awards are set forth in Note 25 “Share-Based Compensation Plans” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The potential maximum fair value of the performance restricted award at the grant date market price would be $ 2,099,990 for Mr. Espe, $700,030 for both Messrs. Mangas and Ready, and $567,077 for Mr. Grizzle.

(3)

The 2012 amounts disclosed are the awards under the 2012 MAP. As specified under the MAP, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan, which is a qualified, tax-deferred profit sharing plan. For 2012, a $20,000 reduction was made for Messrs. Ready, Grizzle and Maier. Messrs. Espe and Mangas had $16,000 deducted. The MAP payments were approved by the Compensation Committee at its February 14, 2013 meeting.

(4)

The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment 401(k) Plan (and for Messrs. Espe, Mangas and Maier to the NQDCP); (ii) premiums for long-term disability insurance; (iii) relocation expenses (available only for Mr. Mangas and Mr. Grizzle), and (iv) personal benefits (“perquisites”) consisting of medical examinations and financial planning expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each person the total value of all such perquisites did not reach $10,000, and is not included in the amount shown except for Messrs. Mangas and Grizzle. Messrs. Mangas and Grizzle’s perquisite values were $17,078 and $15,334 respectively and, therefore, the amounts are included in the “All Other Compensation” column. For Mr. Mangas, the Company paid $5,000 in expenses for personal financial planning and $12,078 for relocation-related tax gross-ups. For Mr. Grizzle, the Company paid $8,500 in expenses for personal financial planning, $4,500 for his executive physical examination and $2,334 for relocation-related tax gross-ups.

(5)

Messrs. Espe, Mangas, Ready, Grizzle and Maier each received a Company matching contribution under the Savings and Investment Plan in amounts as follows: Mr. Espe $17,000, Mr. Mangas $17,000; Mr. Ready $8,500; Mr. Grizzle $13,500 and Mr. Maier $12,000. In addition, Mr. Grizzle received $31,500 in corrective employer contributions made in 2012 to the Savings and Investment Plan due to an administrative failure to properly implement Mr. Grizzle’s automatic enrollment deferral election under the plan. Under the NQDCP, certain NEOs were credited a Company matching contribution as follows: Mr. Espe $56,438; Mr. Mangas $41,130; and Mr. Maier $23,970. Messrs. Espe, Mangas and Ready received imputed income for long-term disability insurance as follows: Mr. Espe $1,960; Mr. Mangas $4,573; and Mr. Ready $1,960.

(6)	Mr. Mangas received $149,494 and Mr. Grizzle received $133,559 in relocation reimbursements in accordance with the Company’s relocation policy.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on annual incentive compensation, restricted stock, stock options and performance restricted share awards which were provided to each of the Company’s Named Executive Officers in 2012. There is no assurance that the grant date fair value of stock and option awards will be realized by the executive.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Espe	(1)	N/A	490,000	980,000	1,960,000
	(2)	2/28/2012								101,647	43.21	1,800,019
	(2)	2/28/2012				11,910	23,819	41,683				1,200,001

Mr. Mangas	(1)	N/A	187,500	375,000	750,000
	(2)	2/28/2012								33,882	43.21	600,006
	(2)	2/28/2012				3,970	7,940	13,895				400,017
	(3)	5/1/2012								53,220	45.00	1,000,004
Mr. Ready	(1)	N/A	187,500	375,000	750,000
	(2)	2/28/2012								33,882	43.21	600,006
	(2)	2/28/2012				3,970	7,940	13,895				400,017
	(3)	5/1/2012								53,220	45.00	1,000,004

Mr. Grizzle	(1)	N/A	168,750	337,500	675,000
	(2)	2/28/2012								27,445	43.21	486,018
	(2)	2/28/2012				3,216	6,432	11,256				324,044
Mr. Maier	(1)	N/A	100,000	200,000	400,000
	(2)	2/28/2012								33,882	43.21	600,006

(1)

The amounts shown represent the 2012 participation by the NEOs in the MAP. The actual payouts approved by the Compensation Committee on February 14, 2013 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 28, 2012, the Compensation Committee authorized a grant of 40% performance restricted stock units and 60% non-qualified stock options to the NEOs of the Company. The exercise price of the stock options was $50.38. As required under the LTIP, the number of stock options and the exercise price were adjusted following the Company’s payment of a special cash dividend of $8.55 per Common Share paid on April 10, 2012. The stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the effective date of the grant. The performance restricted stock units (“PRSUs”) have a three-year performance period based on ROIC; the participants earn 100% of the performance restricted shares if the Company achieves 100% of the ROIC target. Any cash dividends declared will be accrued in a non-interest bearing account and paid when the restrictions on the underlying shares lapse. Pursuant to the terms of a letter agreement between Mr. Maier and the Company, Mr. Maier previously elected to receive 100% of his 2012 LTIP grant in the form of stock options.

(3)	Messrs. Mangas and Ready each received a special non-qualified stock option award of 53,220 effective May 1, 2012. The stock options will cliff vest three years from the effective date of the grant.
(4)

The assumptions used to calculate these values for the 2012 grants are set forth in Note 25 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexercisable stock options, unvested restricted stock and performance restricted share awards held by the NEOs on December 31, 2012. Market or payout values in the table below are based on the closing price of Common Stock as of that date, $50.73.

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name		Exercisable	Unexercisable
Mr. Espe	8/10/2010	229,223	114,612	(1)	24.73	08/10/20
	3/2/2011	40,466	80,933	(1)	35.57	03/02/21
	2/28/2012		101,647	(1)	43.21	02/28/22
							9,768	495,531
									19,979	(4)	1,013,535
									28,937	(5)	1,467,974
									23,819	(5)	1,208,338

Mr. Mangas	3/2/2010	25,309	50,620	(2)	22.48	03/02/20
	4/1/2010	63,960	31,981	(1)	25.07	04/01/20
	3/2/2011	13,489	26,978	(1)	35.57	03/02/21
	2/28/2012		33,882	(1)	43.21	02/28/22
	5/1/2012		53,220	(3)	45.00	05/01/22
							13,334	676,434
									9,646	(5)	489,342
									7,940	(5)	402,796
Mr. Ready	10/2/2006	132,184			19.34	10/02/16
	2/23/2009	101,973			8.87	02/23/19
	4/1/2010	38,376	19,189	(1)	25.07	04/01/20
	3/2/2011	13,489	26,978	(1)	35.57	03/02/21
	2/28/2012		33,882	(1)	43.21	02/28/22
	5/1/2012		53,220	(3)	45.00	05/01/22
									9,646	(5)	489,342
									7,940	(5)	402,796

Mr. Grizzle	1/17/2011	5,591	11,182	(1)	36.58	01/17/21
	3/2/2011	9,105	18,210	(1)	35.57	03/02/21
	2/28/2012		27,445	(1)	43.21	02/28/22
							3,908	198,253
									6,511	(5)	330,303
									6,432	(5)	326,295
Mr. Maier	3/2/2010	25,308	12,655	(1)	22.48	03/02/20
	4/1/2010	23,026			25.07	04/01/20
	3/2/2011	8,093	16,188	(1)	35.57	03/02/21
	11/1/2011	6,026	12,052	(1)	33.15	11/01/21
	2/28/2012		33,882	(1)	43.21	02/28/22
							2,334	118,404
									5,788	(5)	293,625
							4,140	210,022

(1)

Grant will vest in three equal installments one, two and three years from the date of grant. The number of stock options and the exercise price were adjusted as a result of the special dividend of $8.55 per Common Share paid on April 10, 2012.

(2)

Grant will vest in three equal installments two, three, and four years from the date of grant. The number of stock options and the exercise price were adjusted as a result of the special dividend of $8.55 per Common Share paid on April 10, 2012.

(3)	Grant will vest three years from the date of grant.
(4)

Mr. Espe’s 19,979 PRSUs will vest on December 31, 2013 since the stock price target of $49.56 has been achieved. The Board approved LTIP-required adjustments to Mr. Espe’s stock price target following the Company’s payment of a special cash dividend of $8.55 per Common Share on April 10, 2012. As a result, the per-share stock price target of $57.73 was lowered by $8.17 to $49.56. The change of $8.17 per share reflects the decline in the NYSE volume-weighted stock price.

(5)	The number of Common Shares reflected in this column represents the target shares if the ROIC goal is achieved. The awards would vest on December 31, 2013 and December 31, 2014 respectively.

OPTION EXERCISED AND STOCK VESTED

The following table shows the exercise of stock options made by each of the Named Executive Officers during 2012 as well as stock awards held by each of the Named Executive Officers that became free of restrictions during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Espe	—	—	29,747	1,426,916
Mr. Mangas	—	—	6,666	343,366
Mr. Ready	—	—	23,536	1,193,981
Mr. Grizzle	—	—	1,954	91,897
Mr. Maier	—	—	8,955	449,617

(1)

Represents the number of restricted stock and performance restricted stock awards that vested in 2012. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

Messrs. Espe, Ready and Maier had performance restricted stock awards vest in 2012. The table below outlines the performance awards that vested for each.

Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Mr. Espe	19,979	(a)	$1,013,535
Mr. Ready	11,036	(b)	559,856
Mr. Maier	6,622	(b)	167,967

(a)

Upon achievement of the targeted stock price of $43.73, Mr. Espe received 19.979 Common Shares on December 31, 2012. This represents the first half of the PRSU award that was granted to him upon hire August 8, 2010.

(b)

Messrs, Ready and Maier had 2010 performance awards vest on December 31, 2012. Each received 105% of target based on the attainment of the financial goals. Details regarding the 2010 performance award were disclosed in the 2011 Proxy Statement.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the RIP and the RBEP as of December 31, 2012. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Information regarding the RIP and RBEP can be found in Note 19 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Espe	Not eligible

Mr. Mangas	Not eligible

Mr. Ready	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	29.5	1,497,595	0

	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	29.5	2,021,421	0

Mr. Grizzle	Not eligible

Mr. Maier	Not eligible

The RBEP was established to pay any benefit which cannot be paid under the RIP due to Code compensation or benefits limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Mr. Ready may qualify for an additional annuity payment under the ESOP Pension Account (the “EPA”) to the extent such benefit can be paid under the qualified pension plan. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased shares of Company stock and received Company contributions of additional shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility. The Present Value of Accumulated Benefit shown for Mr. Ready reflects the actuarial value of his respective Rule of 90 pension benefit.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero:

1.	AFC x 0.009 x Total Service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x Total Service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years; plus

4.	AFC x 0.012 x Total Service over 35 years.

To the extent the participant is eligible for an EPA pension benefit that can be paid from the RIP, all of the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the qualified plan are forfeited.

Special provisions apply if the qualified pension plan is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The NEOs who are eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 3.95%;

•	IRS 2013 Static Projected 2020/2028;

•	EPA interest rate of 3.02%;

•	1994 GAR (RR 2001-62) Mortality Table for EPA annuity conversion; and

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for the NEOs who participate in the Company’s nonqualified deferred compensation plans.

Name	Executive Contributions in 2012(1) ($)	Registrant Contributions in 2012(2) ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/12 ($)
Mr. Espe	$73,971	$57,398	$19,832	0	$263,324
Mr. Mangas	53,560	42,090	21,639	0	275,833
Mr. Ready	0	0	416	0	3,264
Mr. Grizzle	0	0	0	0	0
Mr. Maier	30,520	25,050	6,587	0	108,635

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	The amount in this column is also reported in the All Other Compensation column of the Summary Compensation Table.

Armstrong maintains two nonqualified deferred compensation plans that apply to certain of the NEOs. The Armstrong Deferred Compensation Plan, which was established in 1985, was closed to new deferrals of base salary and annual incentive compensation starting in 2001. The plan is partially funded with Company-owned life insurance policies held in a grantor trust. These policies were purchased by the Company prior to 1996. Mr. Ready is the only NEO participant in this plan. Participants may transfer account balances between any of the plan’s available investment options.

Investment Option	2012 Return
Fidelity Magellan Fund	17.99%
Fidelity OTC Portfolio Fund	11.29%
Fidelity Asset Manager Fund	11.37%
Spartan 500 Index	15.96%
Moody’s Average Corporate Bond Yield	4.25%

The normal form of payout is a 15-year annuity with monthly payments starting on a post-employment date selected by the participant (minimum age 55) but in no event commencing later than the participant’s 65th birthday. Requests for single sum payments are subject to approval by the Company.

If a participant resigns or is discharged for willful, deliberate or gross misconduct, the participant may be paid a single sum amount equal to 94% of the account balance (subject to Company approval) and would forfeit the remaining account balance. If a participant dies before commencing annuity payments, a survivor benefit will be paid to the participant’s designated beneficiary (or estate) as a ten-year annuity. The present value of the survivor benefit is the greater of the participant’s account balance or an amount equal to three times the participant’s actual deferrals. If the participant dies after commencing annuity payments, the remaining payments will be made to the participant’s designated beneficiary or estate.

As explained under the Pension Benefits section, the Company’s defined benefit pension plans were closed to new salaried participants effective January 1, 2005 and existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The Named Executive Officers who fall into this category are eligible to participate in a 401(k) savings plan with an enhanced Company match. Armstrong matches 100% on the first 4% of employee contributions and 50% on the next 4% of employee contributions in the enhanced plan. The NQDCP was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Code 402(g) elective deferral limit in effect for the plan year. For 2012, the eligible earnings limit was $212,500. A participant may elect to defer up to

8% of eligible base salary earnings and up to 8% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Messrs. Espe, Mangas and Maier are the only NEOs who participated in this unfunded, nonqualified plan. Participants may transfer account balances between any of the plan’s available investment options listed below on a daily basis.

Investment Option	2012 Return
Davis New York Venture Fund	13.05%
Fidelity Capital Appreciation Fund	22.45%
Fidelity Diversified International Fund	19.41%
Fidelity Low-Priced Stock Fund	18.50%
Fidelity OTC Portfolio	11.29%
Goldman Sachs Mid Cap Value Inst.	18.54%
Invesco Common Stock	19.19%
Neuberger Berman Genesis Fund	9.93%
Rainier Small / Mid Cap Equity Portfolio	14.19%
Spartan 500 Index	15.96%
Spartan Extended Market Index	18.05%
Spartan International Index	18.78%
T. Rowe Price Global Stock	16.39%

Fidelity Freedom K Funds	2012 Return	Fidelity Freedom K Funds	2012 Return
Freedom Income Fund	6.36%	2030	13.65%
2010	10.53%	2035	14.60%
2015	10.81%	2040	14.61%
2020	11.86%	2045	14.97%
2025	13.26%	2050	15.23%
		2055	15.39%

Participants become 100% vested in the Company match account after completing three years of continuous employment having worked at least 1,000 hours in each year.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which the NEOs would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2012.

Each of the NEOs who participate in the Company’s pension benefits and / or nonqualified deferred compensation plans are eligible for the benefits shown in the tables above. The “Change in Control” column assumes no cap under the best net provision in each CIC agreement. In addition, amounts in the “Change in Control” column are applicable only following a CIC event and either an involuntary (without cause) termination or a Termination for Good Reason under the CIC agreement.

Mr. Espe
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$1,960,000	$1,960,000	$4,900,000
Health & Welfare Benefit Continuation	—	—	13,234	13,234	84,253
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	980,000	980,000	980,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	3,689,847
Restricted Stock	—	—	495,531	495,531	495,531
Stock Options	—	—	—	—	4,971,242
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$3,462,765	$3,462,765	$15,150,873

Mr. Mangas
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$875,000	$875,000	$1,750,000
Health & Welfare Benefit Continuation	—	—	3,147	3,147	75,410
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	375,000	375,000	375,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	892,138
Restricted Stock	—	—	—	—	676,434
Stock Options	—	—	—	—	3,219,377
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$1,267,147	$1,267,147	$7,018,359

Mr. Ready
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$500,000	$500,000	$1,750,000
Health & Welfare Benefit Continuation	—	—	—	—	65,440
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	375,000	375,000	375,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	892,138
Restricted Stock	—	—	—	—	—
Stock Options	—	—	—	—	1,461,119
Change in Control Lump Sum Retirement Payment	—	—	—	—	394,888
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$889,000	$889,000	$4,968,585

Mr. Grizzle
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$450,000	$450,000	$1,575,000
Health & Welfare Benefit Continuation	—	—	3,742	3,742	69,163
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	337,500	337,500	337,500
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	656,598
Restricted Stock	—	—	—	—	198,253
Stock Options	—	—	—	—	798,901
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$805,242	$805,242	$3,665,415

Mr. Maier
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	$200,000	$200,000	$1,200,000
Health & Welfare Benefit Continuation	—	—	—	—	74,996
Outplacement Support	—	—	14,000	14,000	30,000
Pro-rated Bonus	—	—	200,000	200,000	200,000
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	326,295
Restricted Stock	—	—	—	—	328,426
Stock Options	—	—	—	—	1,069,581
Change in Control Lump Sum Retirement Payment	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	Not Applicable

Total	—	—	$414,000	$414,000	$3,229,298

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the NEOs in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii) the executive’s conviction of any felony.

Involuntary Termination without Cause

Severance benefits for executive participants provide a minimum of twenty-six weeks and a maximum of 52 weeks of base salary based on years of service, or a separate contractual arrangement. A Severance Pay Committee, composed of members of management, reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, all salaried employees are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the employee is eligible for and elects retiree health care coverage. In addition, senior executives are eligible for twelve months of executive outplacement support provided by an outside service provider.

Pursuant to Mr. Espe’s employment agreement, he will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary, (2) welfare benefit continuation for 24 months, (3) a pro rata bonus and (4) accelerated vesting of the replacement restricted stock unit grant. Mr. Espe will be subject to a two-year non competition and non-solicitation agreement following his termination of employment. Please refer to the 2011 Proxy Statement for a summary of Mr. Espe’s employment agreement.

The offer letters for Messrs. Mangas and Grizzle state that health care and life insurance benefits would continue at the active employee contribution levels for twelve months. Additionally, the Company would provide six months of executive outplacement services to them.

Termination for Good Reason

Termination for Good Reason is defined in each executive’s individual CIC agreement and includes any one of the following events (following a CIC):

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities;

(ii)	a reduction by the Company in the executive’s annual base salary;

(iii)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or

(iv)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a CIC which is material to the executive’s total compensation unless an equitable arrangement has been made.

CIC Agreements

In September 2012, the Company and Mr. Ready entered into a new CIC agreement under the same terms as the CIC agreements the Company had previously entered into with the other NEOs. As a result, we do not provide tax gross-ups under Sections 280G and 4999 of the Code to any of our NEOs. Effective December 31, 2012, the Company and the NEOs entered into amendments to the CIC agreements to provide for a common renewal date of August 1 in order to align the Board’s assessments and determinations with respect to all of the CIC agreements with its annual review of senior management performance at its regularly scheduled meeting in April, as the CIC agreements require at least ninety (90) days’ notice for any non-renewal. The Amendments also alleviate the administrative burden for the Company and its Board of renewing CIC agreements at different times. Previously, the CIC agreements provided for annual renewals based on the original execution and/or effective date of the respective agreements. Set forth below are certain key terms of the CIC agreements:

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term

Severance Benefits	2.5 times base salary plus target bonus for Mr. Espe, two times base salary plus target bonus for Messrs. Mangas, Grizzle, and Maier

Pro rata Bonus	Based on actual results achieved in the bonus plan year during which the termination occurs if a change in control termination occurs prior to the completion of a bonus plan year

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and termination of employment) for stock options and restricted stock to vest if assumed by the acquirer; cash-out equity if not assumed by the acquirer

280G Taxation	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 280G, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount

In addition, the CIC agreements contain a definition of CIC that the Compensation Committee has determined to be appropriate given our current ownership structure.

ADDITIONAL MEETING INFORMATION

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This year we have again utilized the SEC rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this approach enables us to provide the materials to shareholders more quickly, while also reducing the impact of our annual meeting on the environment and the costs associated with printing and mailing.

How can I receive printed shareholder and proxy materials?

If you are a shareholder of record with an account at our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), call 1-800-937-5449; write to AST at 6201 15th Avenue Brooklyn, NY 11219; or email AST at info@amstock.com and ask for printed proxy materials for Armstrong. You will be asked to provide AST with certain secure information. Once a shareholder requests printed copies, we will send future materials in print until asked to stop doing so. If you are a “beneficial” or “street name” holder, meaning that you hold Armstrong stock through a broker, bank or other firm, you must contact the broker, bank or firm with your request.

Who is entitled to vote?

Each holder of record of our Common Shares, at the close of business on the record date, April 8, 2013 (“Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 59,146,248 Common Shares were issued and outstanding and entitled to vote at the annual meeting.

What must I do to attend the meeting via the Internet?

You may attend and participate in the annual meeting via the Internet at www.virtualshareholdermeeting.com/awi where you will be able to vote and submit questions during the meeting. Shareholders who use the control number that was furnished to them (either with the notice sent to them regarding the availability of these proxy materials or with their copy of these proxy materials) to log on to the meeting will be able to vote and submit questions during the meeting.

What must I do to attend the meeting in person?

If you wish to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification. To request an admission ticket, please email or write the Office of the Corporate Secretary at AdmissionTicket@armstrong.com or Attention: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your Common Shares are held directly in an account with our transfer agent, AST, your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

How can I revoke my proxy?

Proxies are voted at the annual meeting. You may revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record on the Record Date and you returned a paper proxy card, you can write to the Company’s Secretary at our corporate offices, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, stating that you wish to revoke your proxy and that you need another proxy card. If you submitted your proxy by the Internet or by telephone, you can vote again over the Internet or by telephone. If you hold your Common Shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation. If you are a shareholder of record on the Record Date and you attend the annual meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the annual meeting will not of itself constitute a revocation of your proxy.

How many votes can be cast by all shareholders?

59,146,248 votes, consisting of one vote for each outstanding Common Share outstanding on the Record Date.

What is the quorum requirement for the Annual Meeting?

A quorum of the holders of the outstanding Common Shares must be present for the annual meeting to be held. A “quorum” is the presence at the annual meeting, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on each matter to be acted on at the annual meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

What if a quorum is not present at the Annual Meeting?

If the annual meeting cannot be organized because a quorum is not present, the shareholders present at the annual meeting will have the power, except as otherwise provided by statute, to adjourn the annual meeting to such time and place as they may determine. Those shareholders who attend or participate at such adjourned meeting, even if less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

What vote is required to approve each item?

The director nominees will be elected by a plurality of the votes cast at the annual meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the annual meeting. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the votes present and entitled to vote at the meeting to be approved. Any other matters that may be acted upon at the annual meeting will be determined by the affirmative vote of the holders of a majority of our Common Shares represented in person, via the Internet, or by proxy at the annual meeting and entitled to vote on the matter.

How are votes, abstentions and broker non-votes counted?

Broker non-votes will be included in determining whether a quorum is present but will have no effect on the outcome of the matters to be voted upon at the annual meeting, including in connection with the election of directors. Abstentions are not considered a vote cast under Pennsylvania law. Under our Bylaws, however, other than in connection with the election of directors, abstentions will have the effect of a negative vote with respect to matters to be voted upon at the Annual Meeting, including the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes and any votes cast in person for a fee of approximately $15,000 plus reasonable expenses for additional services.

What does it mean if I receive more than one proxy card or voting instructions?

It means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting them at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@amstock.com; or by phone (1-800-937-5449).

What should we do if multiple shareholders reside in our household, and we wish to change the copies of proxy materials that we receive?

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the annual report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue Lancaster, Pennsylvania 17603, or via telephone to the Investor Relations department at 717-396-6354, we will promptly provide separate copies of the annual report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of proxy statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Who may solicit proxies on the Company’s behalf?

Our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for these services. We will request that the Notice of Annual Meeting, this proxy statement, the proxy card, and related materials (if any), be forwarded to beneficial owners by banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of and expect to reimburse them for all such solicitations.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period January 1, 2012 through December 31, 2012 were made on a timely basis.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2014 Annual Meeting of Shareholders for inclusion in the Company’s 2014 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 24, 2013.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark A. Hershey, Corporate Secretary, 2500 Columbia Avenue, Lancaster, Pennsylvania 17603. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2014 Annual Meeting of Shareholders, a notice of the nomination or the matter the shareholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not less than 90 days prior to the first anniversary of the date of this Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no later than March 23, 2014. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2014 Annual Meeting of Shareholders is more than 30 calendar days before or after the first anniversary of this annual meeting, your proposal must be received by the Corporate Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2014 Annual Meeting of Shareholders.

Any shareholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2014 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

The Articles provide that, so long as the Trust continues to own at least 20% of the outstanding Common Shares, it is not subject to the foregoing limitations regarding nominating directors and proposing matters for action at shareholder meetings prescribed in our Bylaws.

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Shareholders, including financial statements, is being furnished simultaneously with this proxy statement to all shareholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2012, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to shareholders upon written request to: Armstrong World Industries, Inc., Investor Relations, P.O. Box 3001, Lancaster, PA 17604.

Our Annual Report is also available at www.proxyvote.com, or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. The Form 10-K will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to shareholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Armstrong under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

SHAREHOLDER LIST

A list of shareholders entitled to vote at the annual meeting will be available for examination by shareholders at the annual meeting.

ANNEX A to Armstrong World Industries, Inc. 2013 Proxy Statement

The Company uses the non-GAAP adjusted measures adjusted EBITDA and Free Cash Flow, as well as other non-GAAP measures not included in this disclosure, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted EBITDA excludes the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from our WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The Company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2012, and are reconciled to the most comparable GAAP measures in tables below.

2012
Adjusted EBITDA	$400
D&A/Fx*	(100)
Operating Income, Adjusted	$300
Cost reduction initiatives expenses	25
Restructuring	—
Impairment	6
Foreign exchange impact	(2)
Operating Income, Reported	$271

BUILDING PRODUCTS
2012
Adjusted EBITDA	$306
D&A/Fx	(52)
Operating Income, Adjusted	$254
Cost reduction initiatives expenses	20
Restructuring	—
Impairment	5
Foreign exchange impact	(1)
Operating Income, Reported	$230

RESILIENT FLOORING
2012
Adjusted EBITDA	$87
D&A/Fx	(28)
Operating (Loss) Income, Adjusted	$59
Cost reduction initiatives expenses	2
Restructuring	—
Impairment	—
Foreign exchange impact	—
Operating (Loss) Income, Reported	$57

WOOD FLOORING
2012
Adjusted EBITDA	$49
D&A/Fx	(11)
Operating Income, Adjusted	$38
Cost reduction initiatives (income)	1
Impairment	1
Foreign exchange impact	(1)
Operating Income, Reported	$37

A-1

CASH FLOW(1)
2012
Net Cash From Operations	$220
Less: net cash (used for) provided by investing	(92)
Add back (subtract) adjustments to reconcile to free cash flow
Other	2
Restricted Cash	(2)
Acquisition (Divestiture)	(39)
Free Cash Flow	$89

(1)	Cash flow information includes cash flows attributable to Cabinets.

A-2

ARMSTRONG WORLD INDUSTRIES, INC. CHRIS PARISI 2500 COLUMBIA AVENUE LANCASTER, PA 17603	VOTE BY INTERNET Before the meeting: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting: www.virtualshareholdermeeting.com/awi

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Stan A. Askren 02 Kevin R. Burns 03 Matthew J. Espe 04 James J. Gaffney 05 Tao Huang
06	Michael F. Johnston 07 Jeffrey Liaw 08 Larry S. McWilliams 09 James C. Melville 10 James J. O’Connor
11	John J. Roberts 12 Richard E. Wenz

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. In their discretion, the proxy holders are authorized to vote such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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ARMSTRONG WORLD INDUSTRIES, INC.

Annual Meeting of Shareholders

June 21, 2013 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew J. Espe and James J. O’Connor as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong World Industries, Inc. held of record by the undersigned on April 8, 2013, at the Annual Meeting of Shareholders to be held on June 21, 2013 at 8:00 a.m., or any adjournment of postponement thereof.

Continued and to be signed on reverse side